Exhibit 10.25
AMENDED AND RESTATED PIPELINE PROPERTY AGREEMENT
(FOR MOB DEVELOPMENT, MANAGEMENT AND ROFOS)
dated effective as of
February 1, 2010
by and among
NATIONWIDE HEALTH PROPERTIES, INC.,
NHP/PMB L.P.,
PMB LLC,
and
PMB REAL ESTATE SERVICES LLC

(i)

(ii)

LIST OF EXHIBITS

EXHIBIT “A”	DEFINED TERMS

EXHIBIT “B”	PMB EXCLUDED PROPERTIES

EXHIBIT “C”	PRELIMINARY SUMMARY INFORMATION

EXHIBIT “D”	FINAL INFORMATION PACKAGE

EXHIBIT “E”	PERMITTED PMB CONSTRUCTION MANAGEMENT, DEVELOPMENT AND LEASING FEES

EXHIBIT “F”	JV AGREEMENT TERMS

EXHIBIT “G”	CONTRIBUTION AGREEMENT TERMS

(iii)

AMENDED AND RESTATED PIPELINE PROPERTY AGREEMENT
(FOR MOB DEVELOPMENT, MANAGEMENT AND ROFOS)
          IN CONSIDERATION OF the mutual covenants contained in this Amended and Restated Pipeline Property Agreement (For MOB Development, Management and ROFOs) (this “Agreement”) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NATIONWIDE HEALTH PROPERTIES, INC., a Maryland corporation (“NHP”), NHP/PMB L.P., a Delaware limited partnership (the “OP”), PMB LLC, a California limited liability company (“PMB”), and PMB Real Estate Services LLC, a Delaware limited liability company (“PMBRES”), hereby agree, effective as of February 1, 2010 (the “Effective Date”), to the terms of this Agreement and that the Pipeline Property Agreement, dated April 1, 2008 (as amended to date, the “Original Agreement”), among the parties hereto is hereby amended, restated and replaced it in its entirety with this Agreement. All capitalized terms used and not otherwise defined herein, shall have the meanings set forth for the same on Exhibit “A” attached hereto.
1. TERM.
          The term of this Agreement, and the parties’ rights and obligations hereunder, shall commence effective as of April 1, 2008, and shall automatically terminate and be of no further force or effect upon the earliest to occur of:
          (a) April 1, 2019;
          (b) if any time after three Strikes (as defined in Section 2.7) have occurred, the date on which NHP and the OP receive written notice from PMB of the occurrence of such third Strike and PMB’s election to terminate this Agreement; and
          (c) the date on which the aggregate of Total Project Costs for all Approved Properties (as defined in Section 2.8), with respect to which a Contribution Transaction has occurred or for which a Contribution Agreement has been executed and as to which NHP and the OP are obligated thereunder to consummate a Contribution Transaction in accordance with the terms thereof, equals at least One Billion Three Hundred Forty Eight Million Dollars ($1,348,000,000).
Notwithstanding the foregoing, (i) PMB may, in its sole discretion, terminate this Agreement earlier at any time upon written notice to NHP and the OP if (x) the Common Stock of NHP, or any capital stock into which the Common Stock of NHP may hereafter be converted (including any shares of common stock of any successor or acquiring corporation received by or distributed to the holders of the Common Stock of NHP), ceases to be listed on a national securities exchange (or is suspended from trading on any such exchange for more than fourteen (14) consecutive trading days) or (y) NHP (or the issuer of any common stock of any successor or acquiring corporation received by or distributed to the holders of the Common Stock of NHP) fails to qualify as a REIT, and (ii) the parties’ rights and obligations with respect to Competitive Properties under (and as defined in) Section 5 hereof shall continue for so long as the OP shall continue to own (whether directly or indirectly) any material portion of any Protected Property (as defined in Section 5.1).

2. PMB DEVELOPMENT PIPELINE.
          2.1 Delivery of Preliminary Notice of MOB Development; Non-Qualifying MOBs. For each property that PMB and/or any one or more of its affiliates intends to develop (or has commenced development) into a MOB (a “Property”), other than one that constitutes a Non-Qualifying MOB pursuant to clause (a), (c), (d) or (e) of the definition thereof set forth below in this Section 2.1, PMB shall deliver to NHP and the OP a written notice (a “Preliminary Notice”) in accordance with the terms of Section 2.2. Notwithstanding anything herein to the contrary and regardless of the delivery of such Preliminary Notice, the parties shall not be obligated to execute a JV Agreement or a Contribution Agreement or otherwise consummate a Contribution Transaction with respect to any Property that is determined to be a Non-Qualifying MOB. Accordingly, PMB and its affiliates may develop any Property that is a Non-Qualifying MOB without regard to this Agreement. A “Qualifying MOB” means any Property that is not a Non-Qualifying MOB. A “Non-Qualifying MOB” means any Property with respect to which any of the following is true:
               (a) the applicable Property is listed on Exhibit “B” attached hereto;
               (b) subject to the last sentence of this Section 2.1, the applicable Property is not expected upon completion thereof to be of a reasonably comparable commercial quality as those MOBs (i) developed by PMB or an affiliate of PMB after the year 2000, and (ii) acquired by the OP pursuant to the Master Contribution Agreement;
               (c) the applicable Property is or will be encumbered by third party restrictions on financing or sale, the removal of which are not within PMB’s or its affiliate’s sole control;
               (d) the applicable Property is a MOB as to which PMB and/or its affiliates are acting solely as a so-called “fee developer”;
               (e) the applicable Property is located on a property or is a prospective project otherwise identified on Exhibit “B” attached hereto, with respect to which PMB is already committed or obligated as of October 25, 2007, to acquire and/or develop with a third party through a joint venture or similar ownership structure; or
               (f) PMB and NHP reasonably agree that the applicable Property should not be subject to a Contribution Transaction because, (i) of requirements imposed by a hospital or then current market conditions with respect to the ownership or ownership structure (including physician or hospital participation) of the Property, or (ii) the development of such Property is originated through a third party financing or joint venture source.
If a Property is a Non-Qualifying MOB solely because of clause (b) of the above definition, PMB shall nevertheless be required to deliver a Preliminary Notice with respect to such Property in accordance with Section 2.2 and NHP and the OP shall have the right to either approve or reject such MOB as provided therein; provided, however, that if NHP and the OP agree in writing in advance with PMB that a Property is a Non-Qualifying MOB, including because of clause (b) or (f) of the above definition, then PMB shall not be required to deliver a Preliminary Notice with respect to such Property in accordance with Section 2.2.

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          2.2 Preliminary Notice. Each Preliminary Notice required by Section 2.1 shall specify that such notice is the Preliminary Notice with respect to a specified Property and include the following information (collectively, the “Preliminary Information”):
               (a) a statement as to whether PMB believes that such Property is or should be a Non-Qualifying MOB pursuant to clauses (b) or (f) of the definition thereof in Section 2.1; and
               (b) the materials and information identified on Exhibit “C” attached hereto (each, a “Preliminary Summary”), which materials and information shall include a preliminary budget detailing the projected Total Project Costs reasonably anticipated to be expended in connection with the contemplated development of such Property, including certain construction, development and leasing fees payable to PMB which PMB shall be entitled to receive so long as such amounts are not greater than those set forth on Exhibit “E” attached hereto.
If NHP and the OP reasonably determine that any of the Preliminary Information for the applicable Property has not been provided or otherwise made available in connection with the applicable Preliminary Notice, NHP and the OP shall notify PMB within five (5) Business Days of its receipt of such Preliminary Notice of any Preliminary Information which has not been provided or made available and, notwithstanding anything to the contrary contained herein, the Preliminary Acceptance Period (as defined in Section 2.3) shall not be deemed to have commenced until such information is provided.
          2.3 Preliminary Acceptance Period. NHP and the OP shall have until 5:00 p.m., California time, on the tenth (10th) Business Day following its receipt of each Preliminary Notice (each, a “Preliminary Acceptance Period”) to review the Preliminary Information. PMB shall cooperate reasonably with NHP and the OP during the Preliminary Acceptance Period to provide NHP and the OP with any reasonable information in addition to the Preliminary Information as shall be reasonably requested by them to evaluate the Property, but the same shall not extend the Preliminary Acceptance Period. NHP and the OP shall give written notice to PMB of its initial approval (each, an “Initial Approval Notice”) or its rejection (each, a “Preliminary Rejection Notice”) of such Property on or before the expiration of the applicable Preliminary Acceptance Period. If NHP and the OP fail to timely provide an Initial Approval Notice with respect to a particular Property, then NHP and the OP shall be deemed to have delivered a Preliminary Rejection Notice with respect to such Property. If NHP and the OP deliver or are deemed to have delivered a Preliminary Rejection Notice with respect to any Property, they shall have no further rights with respect to such Property and PMB and its affiliates may develop or pursue development of such Property without regard to this Agreement. If NHP and the OP timely deliver an Initial Approval Notice with respect to any Property, the provisions of Sections 2.5, 2.6 and 2.8 below shall apply.
          2.4 Non-Qualifying MOB Dispute. Notwithstanding any provision in this Agreement to the contrary, if (a) the applicable Preliminary Summary with respect to any Property contends that such Property is a Non-Qualifying MOB pursuant to clauses (b) or (f) of the definition thereof in Section 2.1, and (b) NHP and the OP disagree with PMB’s contention as set forth therein, then on or before the expiration of such Preliminary Acceptance Period, NHP and the OP shall give an Initial Approval Notice with respect to such Property along with notice that NHP and the OP disagree with PMB’s contention that such Property is a Non-Qualifying

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MOB (each, a “Disagreement Notice”). In such event, the parties shall meet in person or by telephone within three (3) Business Days after PMB’s receipt of any such Disagreement Notice to attempt to mutually agree upon whether such Property is a Non-Qualifying MOB or a Qualifying MOB. In the event that the parties are not able to agree within five (5) Business Days after any in person or telephone meeting, then, notwithstanding the first sentence of Section 9.15 hereof, the Dispute (as defined in Section 9.15) shall be submitted to mediation and, if necessary, resolved at the written request of any party to this Agreement by binding arbitration in accordance with the arbitration provisions of Section 9.15 hereof. If the parties agree, or it is determined through mediation or binding arbitration, that such Property is a (i) Non-Qualifying MOB, then the provisions of Section 2.1 with respect to Non-Qualifying MOBs shall apply, or (ii) Qualifying MOB, then NHP’s and the OP’s Initial Approval Notice shall constitute their initial approval of such Property and the provisions of Sections 2.5, 2.6 and 2.8 shall apply. If NHP and the OP fail to timely deliver a Disagreement Notice, then each of NHP and the OP shall be deemed to have agreed with PMB’s determination as to whether the applicable Property is a Non-Qualifying MOB. The later of (A) the delivery of an Initial Approval Notice and (B) if applicable, the date of determination that a Property is a Qualifying MOB, notwithstanding that PMB contended that it was a Non-Qualifying MOB, whether by agreement of the parties, mediation or binding arbitration, shall be referred to herein as the “Preliminary Approval Date.”
          2.5 Financing Matters; Abandonment.
               (a) Each of NHP and the OP agrees that during the period of time between the Preliminary Approval Date and the Final Date (as defined in Section 2.6) for a Property, PMB will need to understand the available mortgage construction financing for such Property in order to accurately prepare, if at all, the Final Information Package (as defined in Section 2.6) for such Property; it being understood, that if such Property becomes an Approved Property (as defined in Section 2.8), NHP will be responsible for securing financing for such Approved Property pursuant to the terms of the JV Agreement for such Approved Property. Accordingly, PMB may, from time to time during the period from and after the Preliminary Approval Date until the Final Date for a Property, request that NHP gather the then available market terms for potential mortgage construction financing for such Property by delivering a written request therefor to NHP, which request shall include PMB’s then good faith estimate of the Total Project Costs for such Property (a “Financing Request”); it being further acknowledged and agreed by the parties that NHP shall not be required to seek any amount of financing for an Approved Property that would result in less than ten percent (10%) of the Approved Budgeted Costs for such Approved Property being funded in the form of equity contributions from one or more members of the JV Entity (such ten percent (10%) equity requirement being hereinafter referred to as the “Equity Requirement”). Within ten (10) Business Days of NHP’s receipt of any such Financing Request (or such longer period to the extent necessary, as long as NHP is diligently proceeding in good faith), NHP shall deliver a written notice to PMB setting forth the then available market terms for potential mortgage construction financing for such Property (“Market Terms”).
               (b) Notwithstanding anything to the contrary in this Section 2.5, each of NHP and the OP acknowledges and agrees that (i) it is likely that, with respect to any proposed Property, there may be a significant period of time between the Preliminary Approval Date and the Final Date for such Property in order to permit PMB to fully analyze such Property, including any requested Market Terms with respect thereto, and to prepare and finalize, if at all, the Final Information Package, and (ii) at any time between the Preliminary Approval Date and

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the Final Date for a Property (including after receipt of any Market Terms), PMB may, in its sole discretion, elect to abandon such Property, in which case PMB shall promptly notify each of NHP and the OP of the same in writing.
               (c) At any time prior to the Final Date for a Property when PMB is otherwise close to being ready to deliver the Final Information Package for such Property, PMB may request that NHP obtain and deliver to PMB one actual mortgage construction financing loan proposal for such Property by delivering a written request therefor to NHP, which request shall include PMB’s then good faith estimate of the Total Project Costs for such Property (a “Loan Proposal Request”). Within thirty (30) days of NHP’s receipt of a Loan Proposal Request (or such longer period to the extent necessary, as long as NHP is diligently proceeding in good faith), NHP shall deliver to PMB a copy of one actual mortgage construction financing proposal for such Property (which shall comply with the Equity Requirement) (the “Loan Proposal”).
               (d) In the event that the Loan Proposal requires that more than thirty percent (30%) of the Approved Budgeted Costs for such Approved Property be funded in the form of equity contributions from one or more members of the JV Entity, then PMB may request that NHP obtain and deliver to PMB two additional actual mortgage construction financing loan proposals for such Property by delivering a written request therefor to NHP (an “Additional Loan Proposal Request”) within twenty (20) days after the date upon which PMB receives the Loan Proposal. Within thirty (30) days of NHP’s receipt of an Additional Loan Proposal Request (or such longer period to the extent necessary, as long as NHP is diligently proceeding in good faith), NHP shall deliver to PMB copies of two additional actual mortgage construction financing proposals for such Property (which shall each comply with the Equity Requirement) (collectively, the “Additional Loan Proposals”). Notwithstanding the terms of Section 2.5(c) hereof to the contrary, as between the original Loan Proposal and the Additional Loan Proposals (if any) for a Property, the proposal mutually selected by PMB and NHP (which the parties agree to select in good faith) shall be deemed to be the “Loan Proposal” thereafter for all purposes under the terms of Section 2.5(e) and Exhibit “D” attached hereto; provided, however, that if PMB and NHP cannot mutually agree within ten (10) days of PMB’s receipt of the Additional Loan Proposals as to which of the three (3) proposals to select, then the proposal that requires the lowest amount of equity contributions (but still complies with the Equity Requirement) shall be deemed to be the “Loan Proposal” thereafter for all purposes under the terms of Section 2.5(e) and Exhibit “D” attached hereto, provided that such proposal is substantially consistent with the rest of the terms in the original Loan Proposal.
               (e) PMB shall, within thirty (30) days after the date upon which it receives the Loan Proposal for a Property pursuant to Section 2.5(c) hereof, or the date that the Loan Proposal is deemed selected pursuant to Section 2.5(d) hereof, if applicable, either (i) deliver the Final Information Package for the applicable Property utilizing the information contained in the Loan Proposal, (ii) notify NHP and the OP in writing that PMB elects to abandon such Property or (iii) notify NHP and the OP in writing that PMB elects to delay making a decision as to whether or not to deliver the Final Information Package or abandon the Property (in which case, such election to delay shall mean that when PMB thereafter becomes close to being ready to deliver a Final Information Package for such Property, the terms of Section 2.5(c) (and, thereafter, the terms of Sections 2.5(d), (e) and (f)) shall apply once again to such Property).

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               (f) In the event that PMB elects to abandon a Property pursuant to the terms of this Section 2.5, then thereafter neither PMB nor any affiliate of PMB may acquire, own or develop (or pursue the acquisition, ownership or development of) such Property either on its own or with any other person or entity at any time during the term of this Agreement.
          2.6 Final Acceptance Period. If NHP and the OP shall timely deliver an Initial Approval Notice within the applicable Preliminary Acceptance Period, then NHP and the OP shall have until 5:00 p.m., California time, on the tenth (10th) Business Day (the “Final Acceptance Period”) following PMB’s delivery to NHP and the OP of the last of the materials and information identified on Exhibit “D” attached hereto (each, a “Final Information Package”) in which to complete its due diligence regarding such Property; provided, however, that if NHP and the OP reasonably determine that any portion of the Final Information Package for the applicable Property has not been completely provided or otherwise made available, NHP and the OP shall notify PMB within five (5) Business Days of its receipt of such Final Information Package of the portions of such Final Information Package which have not been provided or made available and, notwithstanding anything to the contrary contained herein, the Final Acceptance Period shall not be deemed to have commenced until such information is provided. During the period from the Preliminary Approval Date to and until the earlier of (a) abandonment of such Property by PMB pursuant to Section 2.5 and (b) delivery to NHP and the OP of the Final Information Package for such Property, if at all (such earlier date being hereinafter referred to as the “Final Date”), PMB shall keep each of NHP and the OP reasonably informed as to the status of such proposed Property and PMB’s efforts with respect to the same. After delivery to NHP and the OP of the Final Information Package for such Property, if at all, PMB shall cooperate reasonably with NHP and the OP during the Final Acceptance Period to provide NHP and the OP with any reasonable information in addition to the Final Information Package as shall be reasonably requested by NHP and the OP to evaluate such Property, but the same shall not extend the Final Acceptance Period. NHP and the OP shall give written notice to PMB of their final approval (each, a “Final Approval Notice”) or rejection (each, a “Final Rejection Notice”) of such Property on or before the expiration of the applicable Final Acceptance Period. If NHP and the OP fail to timely provide a Final Approval Notice within the Final Acceptance Period with respect to a particular Property, then NHP and the OP shall be deemed to have delivered a Final Rejection Notice with respect to such Property. If NHP and the OP deliver or are deemed to have delivered a Final Rejection Notice with respect to any Property, NHP and the OP shall have no further rights with respect to such Property and PMB and its affiliates may develop or pursue development of such Property without regard to this Agreement
          2.7 Strikes. The delivery or deemed delivery by NHP or the OP of either a Preliminary Rejection Notice or a Final Rejection Notice with respect to a Qualifying MOB shall constitute a “Strike” if and at such time as PMB and/or one or more of its affiliates has commenced construction activities with respect thereto (i.e., has both commenced grading the applicable development site and obtained a construction loan or other debt or equity financing with respect to such development). If a third Strike shall occur, PMB shall have the right (but not the obligation) to terminate this Agreement in accordance with the provisions of Section 1. Notwithstanding the foregoing or anything to the contrary contained herein, it is expressly understood that none of the following shall be considered a Strike:

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               (a) PMB’s and/or one or more of its affiliates’ development of any Property that is a Non-Qualifying MOB, regardless of whether a Preliminary Rejection Notice or Final Rejection Notice has been delivered by NHP or the OP with respect thereto;
               (b) any delivery of a Preliminary Rejection Notice with respect to a Property that PMB and NHP agree or it is otherwise determined pursuant to Section 2.4 is a Non-Qualifying MOB under clause (f) of the definition thereof set forth in Section 2.1; and
               (c) the delivery by NHP of a Preliminary Rejection Notice or Final Rejection Notice with respect to a Property of the type referred to in clause (b) of the definition of Non-Qualifying MOB set forth in Section 2.1.
          2.8 Approved Properties. If NHP and the OP timely deliver a Final Approval Notice with respect to any Property, then such Property shall be deemed an “Approved Property” (and collectively, with each other Approved Property, the “Approved Properties”) for purposes of this Agreement and, as promptly as practicable thereafter, NHP shall secure the necessary mortgage construction financing for such Approved Property upon terms consistent with those set forth in the Final Information Package for such Approved Property (the “Financing”), and upon the earlier of (i) the issuance of a firm loan commitment from the lender providing such Financing or (ii) the closing of such Financing, the following shall occur:
               (a) NHP shall execute and deliver (or, at NHP’s election, NHP shall cause a subsidiary that is wholly-owned, directly or indirectly, by NHP to execute and deliver), and PMB shall cause the applicable PMB Member to execute and deliver, a JV Agreement relating to the development and financing of such Approved Property; and
               (b) NHP, the OP, PMB, the NHP Member and the PMB Member shall execute and deliver a Contribution Agreement in order to set forth the terms and conditions of the future Contribution Transaction with respect to such Approved Property.
Notwithstanding anything to the contrary contained herein, in the event that NHP is unable (despite the use of good faith efforts) to secure the Financing for any Approved Property upon terms consistent with those set forth in the Loan Proposal for such Approved Property, such inability shall not constitute a breach of this Agreement and, instead, NHP shall promptly deliver a new Loan Proposal to PMB and the process set forth in Sections 2.5(d), (e) and (f) and Section 2.6 shall begin all over again for such Property.
          2.9 Non-Approved Properties at End of Term. Notwithstanding anything in this Agreement to the contrary, if a Property has not become an Approved Property prior to the expiration of the term of this Agreement, then PMB and its affiliates may develop such Property without regard to this Agreement (except for the provisions with respect to Competitive Properties of Section 5 hereof), and without submitting to either NHP or the OP the Preliminary Information or a Final Information Package with respect thereto.
          2.10 Torrance Expansion MOB. Each of NHP, the OP and PMB acknowledge and agree that the expansion MOB contemplated by Section 13.1 of the ground lease originally with PMB Torrance 1 LLC, as lessee, for the Kenneth Watts Medical Office Building will be

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pursued by PMB or an affiliate of PMB, and not by the OP or any subsidiary thereof, but in all events shall be subject to the terms of this Agreement as a Property.
3. PMBRES RIGHT TO Manage NHP Properties.
          3.1 Exclusive Right. So long as no material default by PMB is continuing hereunder and no material default by PMBRES is continuing under any asset and/or property management agreement entered into pursuant to the Master Contribution Agreement or any Contribution Agreement (herein, a "Contribution Transaction Related Management Agreement”) or this Section 3, PMBRES will have the exclusive right to provide property and asset management services with respect to any MOBs first acquired or developed by NHP or any affiliate of NHP from and after April 1, 2008 located in Arizona, California, Hawaii, Idaho, Montana, Nevada, New Mexico, Oregon, Utah, Washington or Wyoming (each such property, a “NHP Property”, and collectively, the “NHP Properties”), other than (a) any Excluded NHP Property, as defined in Section 3.3, or (b) any property or interest therein acquired by the OP or any subsidiary thereof pursuant to the Master Contribution Agreement or any Contribution Agreement, where PMBRES is entitled to enter into a Contribution Transaction Related Management Agreement in accordance with the terms thereof. Accordingly, NHP shall deliver a written notice to PMB and to PMBRES identifying any NHP Properties that PMBRES shall have the right to manage pursuant to this Section 3 and, except as otherwise provided in this Section 3, each of PMBRES and NHP (or its affiliate that is the owner of any such NHP Property) shall deliver two (2) executed original counterparts of the applicable asset and property management agreement (which shall be substantially in the form of the “Property Management Agreement” (as defined in the Master Contribution Agreement), except that the term shall be limited to the term of this Agreement and, if applicable, the “Asset Management Services” (as defined in such form of Property Management Agreement) may be deleted therefrom pursuant to Section 3.3), within the time period specified in such notice.
          3.2 Waiver of Exclusive Right. At the request of NHP, PMB agrees to reasonably consider and waive the provisions of Section 3.1 with respect to any particular NHP Property if (a) such new NHP Property is being subsequently acquired pursuant to an extraordinary transaction (as opposed to an ordinary course acquisition) or (b) NHP’s acquisition of such new NHP Property is conditioned upon a requirement imposed by a third party to such transaction that such third party (or its affiliates) retain the right to manage such NHP Property following NHP’s (or its affiliates) acquisition thereof.
          3.3 Excluded NHP Properties and Exclusions to Asset Management Services. “Excluded NHP Property” shall mean any property owned by NHP or any affiliate of NHP that is leased on a triple net basis to a single tenant that manages and operates such property for its own account and pays all operating expenses, taxes and insurance directly (without the need for any third party property management services). Notwithstanding anything to the contrary contained in this Section 3, PMBRES shall not have the right to provide Asset Management Services with respect to those properties known as “Southwest Washington” or “San Bernardino,” or any other properties for which an asset management fee is not being charged (i.e., passed through) to the tenants thereof.

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4. LINE OF CREDIT.
          NHP shall continue to make available (or cause an affiliate of NHP to continue to make available) the Ten Million Dollar ($10,000,000.00) line of credit pursuant to and in accordance with the terms of that certain Revolving Credit Agreement, dated as of December 23, 2008, by and between PMB, as borrower, and NHP, as lender, as the same has been or may hereafter be amended from time to time.
5. RIGHTS OF FIRST OFFER/REFUSAL.
          5.1 Competitive Properties. For so long as the OP and/or NHP, directly or indirectly owns any material portion of any real property acquired pursuant to the Master Contribution Agreement and/or any Approved Property being developed pursuant to a JV Agreement or thereafter acquired pursuant to a Contribution Agreement under this Agreement (individually, a “Protected Property”, and collectively, the “Protected Properties”), PMB shall, prior to seeking or negotiating any third party investments or financial arrangements with respect to a Competitive Property (other than with any hospitals or doctors that may be affiliated with such Property), deliver a ROFO Notice (as defined in, and in accordance with, Section 5.4) to NHP and the OP in the event that PMB or its affiliates intend to acquire and develop a MOB, or acquire an existing MOB, whether directly or indirectly and whether by fee or by leasehold, to the extent that such additional real property, or any portion of such additional real property, is located in the Competitive Area of such Protected Property (each, a “Competitive Property” and, collectively, the “Competitive Properties”). The term “Competitive Area” shall mean with respect to a given Protected Property (a) if such Protected Property is located on a hospital campus, the hospital campus on which such Protected Property is situated or any real property located across the street from such campus, and (b) if such Protected Property is not located on a hospital campus, the area located within the one-half (1/2) mile radius of such Protected Property.
          5.2 Protected Territory. During the term of this Agreement only, prior to seeking or negotiating any third party investments (of debt or equity) with respect to any then existing MOB that is to be acquired (whether by fee or by leasehold) by PMB or its affiliates, and is located within the States of California, Oregon, Washington, Idaho, Nevada, Utah, Wyoming, Arizona, New Mexico, Hawaii and/or Montana (each, a “Western Property”), PMB shall deliver a ROFO Notice (as defined in, and in accordance with, Section 5.4) to NHP and the OP.
          5.3 Excluded ROFO Transaction. Notwithstanding anything to the contrary in this Section 5, the Rights of First Offer and the Rights of First Refusal provided in this Section 5 shall not apply to the extent the proposed transaction involves any of the following: (a) a property encumbered by third party restrictions on financing or sale, the removal of which are not within PMB’s or its affiliate’s sole control; (b) a property or a prospective project otherwise identified on Exhibit “B” attached hereto, with respect to which PMB or an affiliate is already committed or obligated as of October 25, 2007, to acquire and/or develop with a third party through a joint venture or similar ownership; (c) a Property as to which NHP or the OP have delivered a Preliminary Rejection Notice or a Final Rejection Notice; or (d) a property that PMB and NHP reasonably agree should not be subject to a Right of First Offer or Right of First Refusal hereunder because (i) of requirements imposed by a hospital or then current market conditions with respect to the ownership and ownership structure (including physician or hospital

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participation) of such property, or (ii) the acquisition or development of such property, as the case may be, is originated through a third party financing or joint venture source.
          5.4 ROFO Notice; Right of First Offer. A “ROFO Notice” shall (a) state PMB’s intentions with respect to a Competitive Property or a Western Property, as the case may be (each, a “ROFO Property”), (b) summarize the transaction that PMB or its affiliates are considering (including, without limitation, information regarding the debt and equity, or ownership interests or investment opportunities that PMB wishes to offer to a third party financial institution or investor and what interests are likely to be held by doctors and/or hospitals), (c) contain the material economic terms upon which PMB would, in good faith, expect to be able to enter into its contemplated transaction in the market and (d) offer (in each case, a “Right of First Offer”) to the OP the opportunity to consider whether it will participate in the contemplated transaction on material economic terms substantially similar to those contained in such notice. PMB shall also provide any reasonable additional information that it has with respect to the transaction and such ROFO Property, which the OP may reasonably request in connection with its consideration of the transaction. The OP shall have ten (10) Business Days from the date upon which it receives a ROFO Notice to notify PMB of its exercise of such Right of First Offer (or to notify PMB of its intention to exercise such Right of First Offer subject to the approval of NHP’s Board of Directors, in which case the OP shall notify PMB of its exercise of such Right of First Offer on or before the twentieth (20th) Business Day following the date upon which it receives such ROFO Notice). If the OP has not responded to a ROFO Notice within the aforementioned time periods, the OP shall have been deemed to waive its Right of First Offer with respect to such ROFO Property, subject to the Right of First Refusal with respect to such ROFO Property and the other express terms of this Section 5. Upon the OP’s rejection, or deemed rejection of a Right of First Offer with respect to a ROFO Property, PMB shall then have the right to cause the transaction described in such ROFO Notice to occur with any third party, provided that (i) the closing of such transaction occurs within one (1) year of the date on which the OP is deemed to have waived such Right of First Offer, and (ii) there are no Material Changes to the ROFO Terms (as defined in Section 5.5) from those set forth in such ROFO Notice.
          5.5 Material Changes to the ROFO Terms; Failure to Close. “Material Changes to the ROFO Terms” shall mean that (a) the aggregate effective economic terms are less than ninety-five percent (95%) of the aggregate effective economic terms set forth in the applicable ROFO Notice and/or (b) any other material term is not substantially similar to such material term as set forth in the applicable ROFO Notice. If any transaction with a third party relating to a ROFO Property does not close within one (1) year of the date on which the OP is deemed to have waived its Right of First Offer with respect thereto, such ROFO Property shall again become subject to a Right of First Offer.
          5.6 Revised Offer Notice; Right of First Refusal. If, after the OP rejects or is deemed to have rejected its Right of First Offer with respect to any ROFO Property, there are any Material Changes to the ROFO Terms with respect thereto from those set forth in the ROFO Notice, before consummating any transaction with a third party based thereon, PMB shall provide written notice to the OP of such Material Changes to the ROFO Terms (the “Revised Offer Notice”). The OP shall then have the right to enter into the transaction upon the same terms as are set forth in the Revised Offer Notice (a “Right of First Refusal”) by delivering written notice of its exercise of such Right of First Refusal within ten (10) Business Days from the date upon which it receives the Revised Offer Notice (or to notify PMB of its intention to exercise its Right of First

10

Refusal subject to the approval of NHP’s Board of Directors, in which case the OP shall notify PMB of its exercise of a Right of First Refusal on or before the twentieth (20th) Business Day following the date upon which it receives the Revised Offer Notice). If the OP has not responded to the Revised Offer Notice within the aforementioned time periods, the OP shall have been deemed to waive its Right of First Refusal with respect to such ROFO Property.
          5.7 Closing. If the OP has exercised its Right of First Offer or Right of First Refusal with respect to a ROFO Property pursuant to the terms of this Section 5, the OP and PMB shall use good faith efforts to close such transaction within sixty (60) days of such exercise upon the terms of definitive legal documents to be negotiated in good faith by the parties (substantially similar to the applicable terms of a Contribution Agreement to the extent that the proposed transaction is substantially similar to a Contribution Transaction, if at all) as soon as practicable following the exercise of such Right of First Offer or Right of First Refusal, as the case may be, by the OP.
6. REPRESENTATIONS AND WARRANTIES. Each party hereto (“Party”) represents and warrants to and agrees with the other parties hereto, as of the date of this Agreement, as follows:
          6.1 No Conflicts. The execution and delivery of this Agreement by such Party, the consummation of the transactions herein contemplated to be performed by such Party, and compliance with the terms of this Agreement by such Party will not conflict with, or, with or without notice or the passage of time or both, result in a breach of any of the terms or provisions of, or constitute a default under, (a) any indenture, deed of trust, mortgage, loan agreement, or other document, instrument or agreement, oral or written, to which such Party is a party or by which such Party or its assets are bound, or (b) any applicable regulation of any governmental agency, or any judgment, order or decree of any court having jurisdiction over such Party.
          6.2 Due Organization; Consents. Such Party is a duly organized entity as set forth below its signature hereto and is validly existing and in good standing under the laws of the state specified below its signature hereto, with its principal place of business in the State of California. All requisite action has been taken by such Party in connection with entering into this Agreement. No consent of any partner, shareholder, beneficiary, creditor, investor, judicial or administrative body, governmental authority or other party is required in connection with the execution by such Party of this Agreement and/or the performance by such Party of its obligations hereunder.
          6.3 Authority; Validity of Agreement. Such Party has full right, power and authority to carry out its obligations hereunder and to execute, deliver and perform, and enter into and consummate, all of the documents and transactions contemplated by this Agreement to which it is a party. The individual(s) executing this Agreement and the instruments referenced herein on behalf of such Party have the legal power, right and actual authority to bind such Party to the terms hereof and thereof. This Agreement has been duly authorized, executed and delivered by such Party and is the valid, binding and enforceable obligation of such Party.
          6.4 Not a Prohibited Person.
               (a) To such Party’s Knowledge, such Party is not a Prohibited Person.
               (b) To such Party’s Knowledge, neither such Party nor any of its other

11

investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Agreement is a Prohibited Person.
               (c) To such Party’s Knowledge, the assets of such Party and, (i) in the case of PMB, any PMB Member, and (ii) in the case of NHP, any NHP Member, that may be transferred under this Agreement and/or under any other document executed in connection with the transactions contemplated hereby are not and will not be the property of, and are not and will not be beneficially owned, directly or indirectly, by a Prohibited Person.
               (d) To such Party’s Knowledge, the assets of such Party and, (i) in the case of PMB, any PMB Member, and (ii) in the case of NHP, any NHP Member, that may be transferred under this Agreement and/or under any other document executed in connection with the transactions contemplated hereby are not and will not be proceeds of specified unlawful activity as defined by 18 U.S.C. §1956(c)(7).
7. BROKERS.
          PMB represents, warrants to and agrees with each of NHP and the OP that it has not had, and shall not have, any dealings with any third party to whom the payment of any broker’s fee, finder’s fee, commission or other similar compensation (“Commissions”) shall or may become due or payable in connection with the transactions contemplated hereby, other than any Commissions that may be due and owing to a third party in connection with the acquisition or leasing of an Approved Property. Each of NHP and the OP hereby represents, warrants to and agrees with PMB that it has not had, and shall not have, any dealings with any third party to whom the payment of any Commissions shall or may become due or payable in connection with the transactions contemplated hereby, other than certain advisor fees payable to Shattuck Hammond Partners LLC and J.P. Morgan Securities Inc. (collectively, the “NHP Commission Parties”). Each of NHP and the OP hereby agrees to pay all Commissions due and payable to the NHP Commission Parties in connection with the transactions contemplated hereby pursuant to its separate agreements with the NHP Commission Parties. PMB shall indemnify, protect, defend and hold each of NHP and the OP harmless from and against any and all claims, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred by either NHP or the OP by reason of any breach or inaccuracy of the representation, warranty and agreement of PMB contained in this Section 7. Each of NHP and the OP shall indemnify, protect, defend and hold PMB and its affiliates harmless from and against any and all claims, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred by PMB or such affiliate by reason of any breach or inaccuracy of the representation, warranty and agreement of NHP or the OP contained in this Section 7. The provisions of this Section 7 shall survive the expiration or earlier termination of this Agreement.
8. PUBLIC ANNOUNCEMENTS.
          The parties shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable laws (including, without limitation, applicable securities laws and the rules and regulations of the

12

Securities and Exchange Commission), court process or the rules and regulations of any national securities exchange.
9 MISCELLANEOUS PROVISIONS.
          9.1 Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to its principles of conflicts of law.
          9.2 Entire Agreement. This Agreement, including the exhibits attached hereto, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the parties (including, without limitation, the Original Agreement, that certain Non-Binding Term Sheet dated October 25, 2007, between NHP and an affiliate of PMB, and that certain Non-Binding Term Sheet dated October 5, 2009, between NHP and an affiliate of PMB), and there are no warranties, representations or other agreements, express or implied, made to any party by any other party in connection with the subject matter hereof except as specifically set forth herein or in the documents delivered pursuant hereto or in connection herewith.
          9.3 Modification; Waiver. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
          9.4 Communications. All notices, consents, requests, reports, demands or other communications hereunder (collectively, “Communications”) shall be in writing and may be given personally, by registered or certified mail, by electronic communication, telecopy or by Federal Express (or other reputable overnight delivery service) as follows:

To NHP or the OP:
c/o Nationwide Health Properties, Inc.
610 Newport Center Drive, Suite 1150
Newport Beach, California 92660
Attention: Doug Pasquale
Telephone: (949) 718-4400
Facsimile: (949) 759-6887
Email: doug@nhp-reit.com

With a Copy To:	c/o Nationwide Health Properties, Inc.
610 Newport Center Drive, Suite 1150
Newport Beach, California 92660
Attention: Abdo Khoury
Telephone: (949) 718-4413
Facsimile: (949) 759-6887
Email: abdo@nhp-reit.com

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With A Copy To:	Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, California 90071
Attention: Meryl K. Chae, Esq.
Telephone: (213) 687-5035
Facsimile: (213) 621-5035
Email: mchae@skadden.com

To PMB or PMBRES:	c/o PMB LLC
12348 High Bluff Drive, Suite 100
San Diego, California 92130
Attention: Mark D. Toothacre
Telephone: (858) 794-1900
Facsimile: (858) 794-1910
Email: mark@pmbllc.com

With A Copy To:	c/o PMB LLC
12348 High Bluff Drive, Suite 100
San Diego, California 92130
Attention: Evan Stone
Telephone: (858) 794-1900 x313
Facsimile: (858) 794-1910
Email: evan@pmbllc.com

With A Copy To:	Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Attention: David C. Meckler
Telephone: (714) 755-8103
Facsimile: (714) 755-8290
Email: david.meckler@lw.com
or to such other address or such other person as the addressee party shall have last designated by notice to the other parties. All Communications shall be deemed to have been given when received. All Communications given by telecopy or electronic communication shall be followed by the delivery of a hard copy of such Communication, provided that such Communications shall be deemed to have been given when received by telecopy or electronic communication.
          9.5 Assignment. No party hereto shall have the right, power, or authority to assign all or any portion of this Agreement or its rights hereunder or to delegate any duties or obligations arising under this Agreement, voluntarily, involuntarily or by operation of law, without the prior written consent of the other parties hereto.
          9.6 Severability. Any provision or part of this Agreement which is invalid or unenforceable in any situation in any jurisdiction shall, as to such situation and such jurisdiction, be ineffective only to the extent of such invalidity and shall not affect the enforceability of the

14

remaining provisions hereof or the validity or enforceability of any such provision in any other situation or in any other jurisdiction.
          9.7 Successors and Assigns; Third Parties. Subject to and without waiver of the provisions of Section 9.5 hereof, all of the rights, duties, benefits, liabilities and obligations of the parties shall inure to the benefit of, and be binding upon, their respective successors and assigns. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.
          9.8 Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument.
          9.9 Headings. The Section headings of this Agreement are for convenience of reference only and shall not be deemed to modify, explain, restrict, alter or affect the meaning or interpretation of any provision hereof. Unless otherwise provided, all references to sections and paragraphs shall refer to sections and paragraphs of this Agreement.
          9.10 Time of Essence. Time shall be of the essence with respect to all matters contemplated by this Agreement.
          9.11 Number and Gender. Whenever the singular number is used, and when required by the context, the same includes the plural, and the masculine gender includes the feminine and neuter genders.
          9.12 Construction. This Agreement shall not be construed more strictly against one party hereto than against any other party hereto merely by virtue of the fact that it may have been prepared by counsel for one of the parties.
          9.13 Exhibits. All exhibits and schedules attached hereto are hereby incorporated by reference as though set out in full herein.
          9.14 Attorneys’ Fees. In the event that any party hereto brings an action or proceeding against any other party to enforce or interpret any of the covenants, conditions, agreements or provisions of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover all reasonable costs and expenses of such action or proceeding, including, without limitation, attorneys’ fees, charges, disbursements and the fees and costs of expert witnesses.
          9.15 Dispute Resolution. Any controversy, dispute, or claim of any nature arising out of, in connection with, or in relation to the interpretation, performance, enforcement or breach of this Agreement, including any claim based on contract, tort or statute (collectively, a “Dispute”), that cannot be resolved by the parties within thirty (30) days shall first be submitted to mediation between the parties. In the event that such mediation does not resolve the Dispute within ten (10) Business Days, the Dispute shall be resolved at the written request of any party to this Agreement by binding arbitration using applicable arbitration procedures of JAMS located in San Diego, California pursuant to California law. The parties shall attempt to designate one

15

arbitrator from JAMS. If they are unable to do so within thirty (30) days after written demand therefor, then JAMS shall designate an arbitrator. The arbitration shall be final and binding, and enforceable in any court of competent jurisdiction. The arbitrator shall award attorneys’ fees (including those of in-house counsel) and costs to the prevailing party and charge the cost of arbitration to the party which is not the prevailing party. Notwithstanding anything to the contrary contained herein, this Section 9.15 shall not prevent any party hereto from seeking and obtaining equitable relief on a temporary or permanent basis, including, without limitation, a temporary restraining order, a preliminary or permanent injunction or similar equitable relief, from a court of competent jurisdiction located in the State of California (to which all parties hereto consent to venue and jurisdiction) by instituting a legal action or other court proceeding in order to protect or enforce the rights of such party under this Agreement or to prevent irreparable harm and injury. The court’s jurisdiction over any such equitable matter, however, shall be expressly limited only to the temporary, preliminary, or permanent equitable relief sought; all other claims initiated under this Agreement between the parties hereto shall be determined through final and binding arbitration in accordance with the terms of this Section 9.15.
[Remainder of Page Left Blank Intentionally]

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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NHP:

NATIONWIDE HEALTH PROPERTIES, INC.,
a Maryland corporation

By:	/s/ Abdo H. Khoury

	Name:	Abdo H. Khoury
	Title:	Chief Financial & Portfolio Officer
Executive Vice President

OP:

NHP/PMB L.P.
a Delaware limited partnership

By:	NHP/PMB GP LLC,
a Delaware limited liability company,
its general partner

By:	NHP OPERATING PARTNERSHIP L.P.,
a Delaware limited partnership,
its sole member

By:	NHP GP LLC,
a Delaware limited liability company,
its general partner

By:	NATIONWIDE HEALTH PROPERTIES, INC.,
A Maryland corporation,
its sole member

	By:	/s/ Abdo H. Khoury

		Name:	Abdo H. Khoury
		Title:	Chief Financial & Portfolio Officer, Executive Vice President
[Additional Signature Pages Follow]
Signature Page

PMB: PMB LLC, a California limited liability company
By:	/s/ Mark Toothacre
	Name:	Mark Toothacre
	Title:	President

PMBRES: PMB REAL ESTATE SERVICES LLC, a Delaware limited liability company
By:	/s/ Claude Hooton
	Name:	Claude Hooton
	Title:	President

Signature Page

EXHIBIT “A”
DEFINED TERMS
The following terms shall have the following meanings (and, unless otherwise provided, all references to sections, recitals and paragraphs shall refer to sections, recitals and paragraphs of the Amended and Restated Pipeline Property Agreement (For MOB Development, Management and ROFOs) to which this Exhibit “A” is attached):
          “Approved Budgeted Costs” shall mean, with respect to each Approved Property, the total amount of the budgeted Total Project Costs that are set forth in the budget as part of the Final Information Package.
          “Business Day” shall mean a day that is not a Saturday, Sunday or legal holiday. In the event that the date for the performance of any covenant or obligation under this Agreement shall fall on a Saturday, Sunday or legal holiday, the date for performance thereof shall be extended to the next Business Day.
          “Contribution Agreement” shall mean, with respect to each Approved Property, a contribution agreement to be executed and delivered by PMB, the PMB Member, the NHP Member, NHP and the OP incorporating the terms and conditions set forth on Exhibit “G” attached hereto.
          “Contribution Transaction” shall have the meaning given to such term on Exhibit “G” attached hereto.
          “JV Agreement” shall mean, with respect to each Approved Property, a limited liability company operating agreement, in a form mutually and reasonably agreed upon in good faith by the parties, pursuant to which the parties agree to immediately form and operate a JV Entity consistent with the terms set forth on Exhibit “F” attached hereto.
          “JV Entity” shall mean, with respect to each Approved Property, a Delaware limited liability company single asset entity that owns such Approved Property and whose sole members are the NHP Member and the PMB Member.
          “Knowledge” shall mean, (a) when used with respect to PMB, the actual, current knowledge of Mark Toothacre, Gregory P. Nelson, Evan Stone, James Rohan, Elizabeth Powell, Jeffrey L. Rush, Claude Hooton and Sherwood Johnston, III, without independent investigation or the duty to conduct an independent investigation, and without imputation of the knowledge of any other employees, agents or other advisors of PMB or its affiliates, and (b) when used with respect to NHP or the OP, the actual, current knowledge of Doug Pasquale, Abdo Khoury, Don Bradley, Bill Wagner and Derrick Pete, without independent investigation or the duty to conduct an independent investigation, and without imputation of the knowledge of any other employees, agents or other advisors of NHP or its affiliates.
          “Master Contribution Agreement” shall mean that certain Formation and Contribution Agreement and Joint Escrow Instructions, dated as of February 25, 2008 (as amended to date and as the same may be hereinafter amended from time to time), by and among NHP, the OP and Pacific Medical Buildings, LLC, among others, relating to the contribution of certain “Properties” (as defined in the Master Contribution Agreement) or interests therein to the OP or certain affiliates of the OP.

A-1

          “MOB” shall mean one or more medical office buildings containing suites for physicians and physician practice groups, parking structures and/or ancillary and outpatient services (including, without limitation, ambulatory surgery centers, urgent care centers, fitness/wellness centers, child care centers, specialty practice clinics, imaging and diagnostic centers, rehabilitation centers, kidney dialysis centers, radiology units, linear acceleration units, cancer treatment centers, healthcare administrative facilities, pharmacies and/or other medical related retail services).
          “NHP Member” shall mean, with respect to each Approved Property, NHP (or, at NHP’s election, a wholly-owned, directly or indirectly, subsidiary of NHP) which shall be a member of the JV Entity along with the PMB Member.
          “OP Agreement” shall mean the Amended and Restated Agreement of Limited Partnership of NHP/PMB L.P. dated as of April 1, 2008, by and among NHP/PMB GP LLC, a Delaware limited liability company, as the general partner, the persons whose names are set forth from time to time on Exhibit “A” thereto, and NHP for the purposes of agreeing to the provisions of Article XVI thereof, as the same has been or may hereafter be amended, modified or supplemented from time to time in accordance with the terms thereof.
          “PMB Member” shall mean, with respect to each Approved Property, an affiliate of PMB which is formed by PMB to be a member of the JV Entity along with the NHP Member (it being acknowledged and agreed that the PMB Member may be an entity managed and controlled by an affiliate of PMB in which any hospitals or doctors that may be affiliated with or tenants of such Approved Property are members or partners and/or in which members, officers or employees of PMB may be members or partners).
          “Prohibited Person” shall mean any of the following: (a) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”); (b) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (c) a person or entity that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac; (d) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC; or (e) a person or entity that is affiliated with any person or entity identified in clause (a), (b), (c) and/or (d) above.
          “REIT” shall mean a real estate investment trust under Section 856 of the US Internal Revenue Code of 1986, as amended and in effect from time to time.
          “Total Project Costs” shall mean, with respect to each Approved Property, all project costs, including all costs related to the acquisition, ground leasing and financing of such Approved Property and all hard and soft construction and development costs (including entitlement and design (including architecture and engineering costs)) and all other costs of pre-development, development, construction, lease-up and ownership, expended (or, in the case of estimates, reasonably anticipated to be expended) (including so-called fill-up losses) in connection with such Approved Property through the earlier of (i) the date on which a Contribution Transaction is consummated with respect to such Approved Property, as more particularly described on Exhibit “G” attached hereto, or (ii) the date such Approved Property generates sufficient cash flow to cover or fund all then current operating expenses, debt service payments and a reasonable set-aside for reserves.

A-2

EXHIBIT “B”
PMB EXCLUDED PROPERTIES
Excluded Existing Development Projects:
1.	LAKEWAY REGIONAL MEDICAL CENTER MOB, AUSTIN, TX.
2.	SHARP-REES STEALY, DOWNTOWN MOB, SAN DIEGO, CA.
3.	ST. JOSEPH MOB, YORBA LINDA, CA.
4.	ST. JOSEPH MOB & PARKING STRUCTURE, BURBANK, CA.
5.	PMB POMONA LLC, POMONA, CA.
Excluded Future Development Projects:
6.	PMB ACQUISITION #2 PARTNERS LLC — This LLC’s Operating Agreement with AIG’s affiliate contains a radius restriction on prospective transactions that affects the Henderson Sienna campus MOBs (doesn’t affect St. Rose Dominican Medical Plaza Limited Partnership).
7.	PMB ACQUISITION GLENDALE LLC — This LLC’s Operating Agreement with LaSalle’s affiliate contains a radius restriction on prospective transactions.
8.	PDP LA MESA LLC — This LLC’s prospective Amended & Restated Operating Agreement with LaSalle’s affiliate contains a radius restriction on prospective transactions. LaSalle has yet to exercise its option, so this Amended & Restated Operating Agreement is not yet effective.
9.	AMP III LLC — This MOB would be excluded as it is a Dr. Rush investment outside PMB.

B-1

EXHIBIT “C”
PRELIMINARY SUMMARY INFORMATION1
Objective: Rapidly evaluate the development potential of a specific Property.
A.	Investment Overview

Succinctly describe investment including strategy and competition, risks, and mitigating factors.
List the salient deal terms as follows:
Property Name and Address
Estimated Total Project Costs
Estimated Financing desired, if any (it being acknowledged and agreed that NHP and the OP shall not be required to seek any amount of Financing which would result in less than ten percent (10%) of the Approved Budgeted Costs being funded in the form of equity contributions from one or more members of the JV Entity)
Estimated equity to be provided by hospital or tenant/physicians or PMB members, officers and/or employees
Hospital affiliation and relative local competitive position
B.	Preliminary Financial Analysis
1.	Cash Flow Model — Preliminary cash flow and return analysis

2.	Preliminary Project Budget — Estimated Total Project Costs, including all hard and soft costs of development, including construction costs (including contingency amounts), design, engineering, permits, project management and sales fees, marketing sales and expenses, and legal fees.
C.	Pro-forma Leasing Rates — demonstration of support for the proposed leasing rates in the project submarket (including information regarding any significant anticipated tenant groups (e.g., hospitals and/or physician groups).

D.	Land Proposal
1.	Terms of Ground Lease/Land Acquisition — Outline all relevant terms (price, payment terms, conditions of sale or contribution, timing, initial lease term and renewals, material landlord restrictions, ROFOs, options to purchase, etc.)
E.	Preliminary Site Analysis
1.	Zoning and Services Analysis — Summary of zoning and building code and entitlement analysis

2.	Utilities Review — Availability of utilities, and discretionary risks of obtaining service, if any.

3.	Site Plan and Topographic/Soils Conditions — Estimated dimensions and configuration of the site. Identification of any known conditions that are material to the project concept.

4.	Legal Analysis — Preliminary title report, including title to legal ownership, rights, easements. Identification of significant title issues, if any, that could affect the project.

[1]	In addition to the delivery of the initial Preliminary Summary pursuant to Section 2.2(b) of this Agreement, PMB shall, from time to time following the Preliminary Approval Date, notify NHP and the OP of any material changes to the scope of or the financial analysis relating to each proposed Property. Such changes shall include, without limitation, material changes to the project size, development budget or proforma financial analysis.

C-1

F.	Project Design Concept
1.	Architectural Description — A general description of the architectural concept, describing square footage, floor plates (shapes, bay depths, core locations, etc.), common areas, parking spaces, amenities and access. Identify specialized tenant suite configurations, if identified at this time.

2.	Square Footage — A table outlining the estimated rentable and usable square footage per floor.

3.	Conceptual Drawings — PMB to provide all available existing conceptual drawings, if any.
G.	Pre-construction Schedules
1.	Estimated Pre-construction Budget

2.	Estimated Pre-construction Timeline

C-2

EXHIBIT “D”
FINAL INFORMATION PACKAGE
All capitalized terms used and not otherwise defined herein shall have the meanings set forth for the same in the Amended and Restated Pipeline Property Agreement (For MOB Development, Management and ROFOs) to which this Exhibit “D” is attached.
PMB to deliver to or assist in completing the following items as part of final approval of a Property:
A. Investment Executive Summary Overview
Value, Cost, Schedule, Major Tenants, Market Position, Unique Features, Competitive Challenges
B. Preliminary Financial Analysis
Leasing
Pre-leasing (tenants, rentable areas, lease terms)
Tenant prospects (name, projected area, comments)
Budget
Contractor’s cost breakdown (core/shell, site, tenant improvement allowance, and any special items)
Professional fees (developer’s OH/P, construction mgmt, third-party consultants, etc.)
Financing costs (construction interest, loan fees, lender legal, etc.) based on the Loan Proposal
Marketing & leasing fees
Reserves
Ten-year Operating Forecast1
Lease up forecast
Revenue & expenses (building & parking)
Reimbursables
Vacancy & collections allowance
Operating reserves
Ground rent, if any
Lease renewal and second generation allowances
NOI
Acquisition Value Forecast
NOI at sale/contribution
Cap rate analysis
Projected sale/contribution date

[1]	Such Ten-year Operating Forecast shall include, without limitation, the model assumptions relating thereto such as lease-up timeline, anticipated turnover and retention, tenant improvement costs, operating costs and capital expenditures.

D-1

C. Loan/Land Documents
The desired Financing terms (consistent with the Loan Proposal)
Closing checklist
Option, Purchase & Sale Agreement or Ground Lease and any related documents
Title report
Phase 1 Environmental Report
Third-party reports
Survey
ALTA
Insurance (builder’s risk, & title)
Final architectural & construction contracts (assignments)
D. Updated Development, Location, Market and Competitive Overview
Site, location and improvements description (see Note #1, below)
Market/feasibility study (third party study, if required)
Competitive project discussion
Regional location map
Market/city location map
Sub-market/neighborhood location map
Subject aerial photos
Site photos
E. Entitlement Summary
All discretionary approvals
Non-discretionary approvals including building & site building permits
F. Final Site Analysis
Zoning approvals (public approval documents, zoning letters, etc.)
Site plan
Phase 1 if applicable
G. Project Construction Documents (substantially negotiated forms)
Construction Documents
Bonds, insurance, major sub-contractor list
H. Construction Schedules
Grading, foundations, core & shell, tenant improvement build-out, occupancy

D-2

EXHIBIT “E”
PERMITTED PMB CONSTRUCTION MANAGEMENT,
DEVELOPMENT AND LEASING FEES
PMB will be entitled to receive the following fees:
•	Development Overhead Fees calculated to be 5% of total development costs, or otherwise stated in the Approved Budgeted Costs, payable in equal monthly installments during the construction period.

•	Construction Management Fees calculated to be 3% of all direct construction costs or otherwise stated in the Approved Budgeted Costs, payable in equal monthly installments during the construction period.

•	Leasing Fees calculated to be 5% of the value of leases’ income over their first five (5) years and 2.5% of the value of leases’ income beyond 5 years, payable half on lease signing and half on occupancy, but in no event sooner than the closing of initial funding.

E-1

EXHIBIT “F”
JV AGREEMENT TERMS
Each JV Agreement shall provide as follows (and all capitalized terms used and not otherwise defined herein shall have the meanings set forth or cross-referenced to other agreements in the Amended and Restated Pipeline Property Agreement (For MOB Development, Management and ROFOs) to which this Exhibit “F” is attached (the “Agreement”)):
•	The NHP Member and the PMB Member shall form a JV Entity (or, if permitted by the facts and circumstances surrounding such a contribution and mutually agreed upon by the parties, by the admission of NHP to an existing entity which is then wholly-owned by the PMB Member and which will thereafter become such JV Entity in which case, the operating agreement for such existing entity shall be amended and restated into a JV Agreement).

•	The sole members of such JV Entity shall be the NHP Member and the PMB Member.

•	The PMB Member will be solely responsible for the development of the applicable Approved Property and will be the day-to-day manager of the JV Entity, subject to the NHP Member’s consent for “major decisions” (which shall be defined consistent with the definition of “Major Decisions” set forth in the limited liability company agreement among NHP, PMB and/or their affiliates relating to the property referenced in the Master Contribution Agreement as being leased by PMB Gilbert LLC (the “Gilbert JV Agreements”)).

•	The JV Agreement will not contain a so-called buy-sell procedure, including by reason of a “major decision” deadlock. The JV Agreement will, however, provide an alternative dispute resolution process for resolving disputes between the members (including those relating to “major decision” deadlocks) substantially similar to the terms of Section 9.15 of the Agreement.

•	The NHP Member will be solely responsible for all aspects of the required financing of the development of the applicable Approved Property, including providing the applicable third party financing source(s) for such Approved Property such as:
–	Any and all equity required (as capital contributions to the JV Entity) (provided that, at the option of the PMB Member, the PMB Member may contribute any required equity up to a maximum of 49% thereof);

–	Obtaining all third-party construction financing, including the amount thereof and all costs associated therewith;

–	Any and all guarantees (including payment and completion) required in connection with any third-party construction financing; and

–	If required in lieu of a guarantee (but not in addition thereto), any and all take-out commitments required.
•	The NHP Member will be solely responsible for providing any completion or similar guarantees required by any ground lessor in connection with the leasing and development of the Approved Property.

•	The PMB Member will cross-guarantee to the NHP Member and the JV Entity all costs incurred by the NHP Member or the JV Entity in order to engage a third party construction manager/developer (as selected by NHP in its sole discretion), if, at anytime, the PMB Member shall refuse to perform or otherwise abandon or relinquish its responsibilities to manage and oversee the development of the applicable Approved Property for any reason other than as a result of (i) a breach by the NHP Member of its obligations under the JV Agreement or (ii) the lack or unavailability of equity and/or Financing to pay the Total Project Costs for such Approved Property (provided that such lack or unavailability of equity is not a result of the PMB Member’s breach of any obligation under the JV Agreement to contribute capital for any “Cost Overrun,” as defined below). Such cross-guarantee obligations of the PMB Member shall be secured by a pledge of the PMB Member’s entire interest in the JV Entity in favor of the NHP Member.

•	In exchange for its participation in the development of such Approved Property, the NHP Member will receive:
–	a membership interest in the JV Entity;

–	a 10% preferred return, calculated on a simple (i.e., not compounded) basis, on any cash equity provided by the NHP Member (the “Preferred Return”), understanding that the PMB Member shall also receive such a Preferred Return to the extent of any equity contributed by the PMB Member (and equity for each of the NHP Member and the PMB Member shall include, without limitation, any required equity contributed if the actual Total Project Costs for any Approved Property exceed the Approved Budgeted Costs for such Approved Property as provided below);

–	a share (as determined by the waterfall below) of the remaining cash flow or profit from any capital event; and

–	if the NHP Member’s take-out commitment is required in lieu of a guarantee (but not in addition thereto), a special preferred return calculated annually to be an amount equal to 150 basis points (based on the take-out loan commitment amount) from commencement of construction to the earlier of the take-out or the consummation of a Contribution Transaction (the “Special Preferred Return”).
•	In lieu of obtaining third-party construction financing, the NHP Member or its affiliate may become the construction lender for such Approved Property, provided that the loan must reflect the then current market terms provided by third-party lenders (as such terms are reasonably approved by the PMB Member).

•	All excess cash flow will be distributed as follows:
–	first, to the NHP Member for the accrued and unpaid Special Preferred Return (if any);

–	second, to the NHP Member and the PMB Member for the Preferred Return (pro rata based on the then accrued but unpaid Preferred Return, if any, of each Member); and

–	third, the balance to be split (a) 15% to the NHP Member, (b) 37.5% to the PMB Member, and (c) 47.5% to the members of the JV Entity (pro rata based on the share of the equity contributed by such members, if any, to the JV Entity).
•	All capital proceeds (or deemed proceeds upon consummation of a Contribution Transaction), will be distributed as follows:
–	first, to the NHP Member for the accrued and unpaid Special Preferred Return (if any);

–	second, to the NHP Member and the PMB Member for the Preferred Return (pro rata based on the then accrued but unpaid Preferred Return, if any, of each Member);

–	third, (pro rata based on the share of equity contributed by such members, if any, to the JV Entity) to the NHP Member and to the PMB Member on account of unreturned capital; and

–	fourth, the balance to be split (a) 15% to the NHP Member, (b) 37.5% to the PMB Member, and (c) 47.5% to the members of the JV Entity (pro rata based on the share of the equity contributed by such members, if any, to the JV Entity).
•	Notwithstanding anything to the contrary: (a) if the actual Total Project Costs for any Approved Property exceed the Approved Budgeted Costs for such Approved Property (herein, a “Cost Overrun”), then such excess shall be the responsibility of the members of the JV Entity (pro rata based on the percentage splits to which each member would then be entitled under the fourth tier of the capital proceeds waterfall above); and (b) if the actual Total Project Costs for any Approved Property are less than the Approved Budgeted Costs for such Approved Property, then upon any capital event (or funding of such savings by the construction lender for such Property) in which such savings would be realized, the members of the JV Entity shall be entitled to receive the benefit of such savings (pro rata based on the percentage splits to which each member would then be entitled under the fourth tier of the capital proceeds waterfall above).

•	If, at any time after the date such Approved Property first generates sufficient cash flow to cover or fund all then current operating expenses, debt service payments and a reasonable set-aside for reserves, and prior to the date on which a Contribution

Transaction is consummated with respect to such Approved Property, cash flow for such Approved Property together with any available reserves become insufficient to cover or fund future operating expenses, debt service payments and a reasonable set-aside for reserves (an “Operating Deficiency”), then, unless otherwise agreed by the members in their sole discretion, each of the PMB Member and the NHP Member shall be obligated to contribute capital to the JV Entity (pro rata based on the percentage splits to which each member would then be entitled under the fourth tier of the capital proceeds waterfall above) in an amount necessary to eliminate such Operating Deficiency. Provisions substantially similar to Section 3.3 of the Gilbert JV Agreement will be included in the JV Agreement to address the failure of any member to make any required capital contribution as a result of any such Operating Deficiency or Cost Overrun.
•	Such Approved Property shall not be sold to any third party prior to the earlier of (i) the consummation of a Contribution Transaction with respect thereto pursuant to the terms of the Contribution Agreement, or (ii) any termination of the Contribution Agreement prior to the consummation of such Contribution Transaction.

•	The PMB Member shall have the sole and exclusive right to enforce the terms of the applicable Contribution Agreement against NHP, the OP and the NHP Member, and any damages payable thereunder by NHP, the OP and/or the NHP Member shall be payable solely to the PMB Member.

•	Neither the PMB Member nor the NHP Member shall have any right to sell or otherwise transfer its respective interest in the JV Entity prior to the earlier of (i) the consummation of a Contribution Transaction with respect thereto pursuant to the terms of the Contribution Agreement, or (ii) any termination of the Contribution Agreement prior to the consummation of such Contribution Transaction. In the event of a termination of the Contribution Agreement with respect to any Approved Property as a result of a default by NHP, the OP and/or the NHP Member, the PMB Member will have the sole and exclusive right and authority to market and sell such Approved Property to a third party and the same shall not constitute a Major Decision or require the approval of the NHP Member.

•	Each member of the JV Entity will agree that: (a) it will cooperate with NHP to structure its actions in a manner that would not jeopardize the status of NHP as a REIT, including utilizing REIT protections substantially similar to those contained in Section 5.10 of the Gilbert JV Agreement; and (b) it will cooperate with NHP to structure the JV Entity and NHP’s debt and equity interests therein, together with any payments made to NHP or the NHP Member by the JV Entity or the PMB Member (other than, in either case, distributions made by the JV Entity in respect of NHP’s equity interest in the JV Entity), in a manner that enables NHP to satisfy the REIT requirements and enables such debt interests to qualify as real estate assets under Section 856(c)(5)(B) of the Code.

•	Upon the later to occur of (a) the date by which the aggregate of Total Project Costs for all Approved Properties, with respect to which a Contribution Transaction has occurred or for which a Contribution Agreement has been executed and as to which NHP, the OP and the applicable NHP Member are obligated thereunder to consummate a Contribution Transaction in accordance with the terms thereof (or were obligated, but breached such obligation), equals at least One Hundred Sixty Million Dollars ($160,000,000.00) and (b) the fourth (4th) anniversary of the Effective Date, the parties hereto shall in good faith revisit the terms set forth on this Exhibit “F” with respect to the Preferred Return, the Special Preferred Return and the waterfall and, if mutually and reasonably agreed upon at such time, amend such terms to reflect then applicable market conditions, which amended terms shall only apply to any and all JV Agreements entered into thereafter.

EXHIBIT “G”
CONTRIBUTION AGREEMENT TERMS
     Each Contribution Agreement (this “Agreement”) shall provide as follows (and all capitalized terms used and not otherwise defined herein shall have the meanings set forth for the same or cross-referenced to other agreements in the Amended and Restated Pipeline Property Agreement (For MOB Development, Management and ROFOs) to which this Exhibit “G” is attached (the “Pipeline Agreement”)):
     1.1 Parties. NHP and the OP, collectively, and jointly and severally, as “Transferee,” the NHP Member, the PMB Member, PMB LLC, a California limited liability company (“PMB”), and a national title company reasonably acceptable to the parties, as “Escrow Agent.” The NHP Member and the PMB Member may sometimes be referred to herein, collectively, as the “Members,” and individually, as a “Member.”
     1.2 Contribution Transaction Structure.
          (a) As used herein, the term “Property” shall mean the “Approved Property” (as defined in the Pipeline Agreement), including the “Improvements,” the “Real Property,” the “Personal Property,” and the “Intangible Property” relating thereto (each as defined in Section 5 of the Master Contribution Agreement).
          (b) The transaction will be either a “Property Interest Contribution” (as hereinafter defined) or an “Investment Entity Transaction” (as hereinafter defined). A Property Interest Contribution or an Investment Entity Transaction may sometimes be referred to herein as a “Contribution Transaction.” The JV Entity as constituted immediately prior to the Closing of the Contribution Transaction (i.e., as a partnership between the Members) shall sometimes be referred to herein as the “Partnership,” and the JV Entity as constituted immediately following the Closing (i.e., as either a wholly-owned direct or indirect subsidiary of the OP in connection with a Property Interest Contribution, or as a continuing partnership between the OP (or a wholly-owned subsidiary of the OP) and the PMB Member (on behalf of the “Continuing Partners” (as hereinafter defined)) in connection with an Investment Entity Transaction) shall be referred to herein as the “Continuing Entity.”
          (c) A “Property Interest Contribution” shall mean (i) in exchange for “Class A Partnership Units” (as defined in the OP Agreement) (“Class A OP Units”), cash or a combination thereof, the PMB Member will transfer, contribute and convey its entire membership interest in the Partnership to the OP (or at the direction of the OP, to a wholly-owned subsidiary thereof), and (ii) in exchange for “Class B Partnership Units” (as defined in the OP Agreement) (“Class B OP Units”), the NHP Member will transfer, contribute and convey its entire membership interest in the Partnership to the OP (or at the direction of the OP, to a wholly-owned subsidiary thereof).
          (d) An “Investment Entity Transaction” shall mean (i) certain partners and/or members of the PMB Member will retain their interests in the PMB Member (each such partner and/or member, a “Continuing Partner” and, collectively, the “Continuing Partners”), while other partners and/or members of the PMB Member will transfer, contribute and convey their respective interests in the Partnership to the OP (or at the direction of the OP, to a wholly-owned subsidiary thereof) in exchange for Class A OP Units, cash or a combination thereof, and (ii) the NHP Member will transfer, contribute and convey its entire membership interest in the Partnership to the OP (or at the direction of the OP, to a wholly-owned subsidiary thereof) for Class B OP Units. To accommodate an Investment Entity Transaction, subject to the other terms and conditions of this Agreement as herein provided, the PMB

Member will (i) distribute certain membership interests (the “Distributed Partnership Interests”) in the Partnership to each of its partners and/or members (other than the Continuing Partners) prior to the “Closing” (as hereinafter defined) in redemption of each such partner’s and/or member’s interest in the PMB Member (each such redeeming partner and/or member, a “Distributed Interest Transferor Party” and, collectively, the “Distributed Interest Transferor Parties”), and (ii) cause each such Distributed Interest Transferor Party to transfer, contribute and convey its respective Distributed Partnership Interests to the OP (or at the direction of the OP, to a wholly-owned subsidiary thereof) in exchange for Class A OP Units, cash or a combination thereof.
          (e) In the case of a Property Interest Contribution, for income tax purposes, the parties intend and agree that each of the transactions associated with such Property Interest Contribution by the PMB Member will constitute an “assets-over” partnership merger within the meaning of Treasury Regulations Section 1.708-1(c)(3)(i), and, as a result, that (i) the payment of cash in excess of the “Cap-Ex Amount” (as hereinafter defined), if any, to any “Cash Recipient” (as hereinafter defined) will be treated as a sale of such Cash Recipient’s interests in PMB Member and a purchase of such interests by the OP for the cash so paid under the terms of this Agreement, and (ii) the OP will be treated as acquiring the portion of the interests in the Partnership attributable to such interests in PMB Member in redemption of such interest in PMB Member, in each case, in accordance with Treasury Regulations Section 1.708-1(c)(4).
          (f) In the case of an Investment Entity Transaction, for income tax purposes, the parties intend and agree that the transfer of the Distributed Partnership Interests by the Distributed Interest Transferor Parties to the OP (or at the direction of the OP, to a wholly-owned subsidiary thereof) constitutes (i) a contribution pursuant to Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”) to the extent of the Class A OP Units received by the “Class A OP Unit Recipients” (as hereinafter defined), and (ii) a sale to the extent of the “Cash Amount” (as hereinafter defined) received by the Cash Recipients.
          (g) The parties agree that, for the 24-month period following the Contribution Transaction, (i) in the case of a Property Interest Contribution, the Continuing Entity shall (A) be owned one hundred percent (100%) by the OP, either directly or through one or more disregarded entities as determined for U.S. federal income tax purposes, and (B) be classified for U.S. Federal income tax purposes as a disregarded entity and not as a partnership or association taxable as a corporation, and (ii) in the case of an Investment Entity Transaction, the Continuing Entity shall continue to be treated as a partnership and not as an association taxable as a corporation.
     1.3 Determination of Contribution Value and Percentage Interest of the Members.
          (a) The “Contribution Value” shall mean the contribution value for the Property determined as of the “Closing Date” (as hereinafter defined) by dividing the projected “Net Operating Income” (as hereinafter defined) for the Property by the “FMV Cap Rate” (as hereinafter defined), subject to adjustment as hereinafter provided, and subject to a deduction for the sum of the following amounts (which shall be credits against the Contribution Value): (i) the outstanding balance (i.e., principal, accrued and unpaid interest and any other amounts otherwise then due and payable other than those otherwise allocated hereunder) under any loans made to the Partnership (each, a “Loan Obligation” and, collectively, the “Loan Obligations”) as of the Closing Date; (ii) the “Property Tax Reserve Amount” (as hereinafter defined), if any, to the extent funded by Transferee in accordance with Section 1.4(d) hereof; (iii) the “Proration Reserve Amount” (as hereinafter defined), to the extent funded by Transferee in accordance with the terms of Section 1.11(a)(ii) hereof; (iv) an amount equal to the “Reimbursable Closing Costs” (as hereinafter defined); and (v) the “Credit Amount” (as hereinafter defined). Notwithstanding anything contained herein to the contrary, the Contribution Value shall be increased by the aggregate amount of (A) all escrow accounts, reserves and similar amounts maintained by the Partnership with or for the benefit of any lender in connection with the Loan Obligations to the extent that such escrow accounts, reserves or similar amounts (or the rights thereto) shall be retained by the Continuing Entity, (B) an amount necessary to account for any reimbursements required to be paid to the Partnership pursuant to the last sentence of Section 1.5 hereof, and (iii) any other cash funds then held by or for the benefit of the Partnership that (1) have not been distributed to the Members in accordance with the terms of the JV Agreement, (2) have not otherwise been prorated or adjusted as provided in this Agreement, and (3) will be retained by or for the benefit of the Continuing Entity following the Closing.
          (b) Each Member’s share of the Contribution Value shall be equal to that amount (expressed as a percentage) determined by dividing (i) the amount that such Member would receive if the Property were sold for cash at the Contribution Value and the gross proceeds thereof were distributed to the Members in connection with a capital event in accordance with the terms of the JV Agreement, by (ii) the Contribution Value (with respect to each Member, the “Percentage Interest”), and the amount that each Member shall receive on account of the Contribution Value shall be equal to its respective Percentage Interest multiplied by the Contribution Value (with respect to each Member, the “Contribution Value Amount”). To the extent, however, that PMB and/or the PMB Member has delivered the “Legal Fees and Costs Notice” (as hereinafter defined) in accordance with Section 1.19(b) hereof, then the “Reimbursable Legal Fees and Costs Amount” (as hereinafter defined) shall be deducted from the PMB Member’s Contribution Value Amount at the Closing. Notwithstanding anything to the contrary in this Agreement, in no event shall either Member’s Contribution Value Amount be less than zero (-0).
          (c) The “FMV Cap Rate” shall mean the fair market value cap rate for properties substantially similar to the Property that (x) have at least the “Elected Percentage” (as hereinafter defined) of their respective rentable square footage leased, pursuant to leases with weighted average initial term lengths of not less than five (5) years, (y) are located in the same or substantially similar geographic market as the Property, and (z) are substantially similarly situated as the Property (i.e., location to a hospital or other applicable characteristics), in each case determined as of the date on which the applicable “Closing Notice” (as hereinafter defined) is delivered, and in accordance with this definition. PMB and the PMB Member shall include in the applicable Closing Notice, their good faith determination of the FMV Cap Rate for the Property, together with reasonable back-up documentation for such calculation, and the following shall apply:
          (i) Transferee shall have ten (10) Business Days upon receipt of the applicable Closing Notice to deliver to PMB and the PMB Member written notice of its objection to the proposed FMV Cap Rate, which notice shall also specify in reasonable detail Transferee’s basis therefore;
          (ii) if Transferee timely objects to the determination of the FMV Cap Rate by PMB and the PMB Member, then the parties shall meet and confer in person or telephonically in good faith for a period of ten (10) Business Days following receipt by PMB and the PMB Member of such notice to attempt to mutually agree upon the FMV Cap Rate;
          (iii) if Transferee fails to deliver written notice of its objection to the proposed FMV Cap Rate to PMB and the PMB Member as provided above, then Transferee shall be deemed to have agreed that the FMV Cap Rate shall be as proposed by PMB and the PMB Member in the applicable Closing Notice; and
          (iv) if the parties are not able to agree timely on the FMV Cap Rate, then such dispute shall be resolved as follows:

          (1) each of PMB and the PMB Member, on the one hand, and Transferee, on the other hand, shall select a MAI designated appraiser with at least ten (10) years of experience in appraising MOBs in the geographic region in which the Property is located (a “Qualified Appraiser”) and shall give notice to the other specifying the name and address of the Qualified Appraiser each has chosen;
          (2) the two Qualified Appraisers so chosen shall, within ten (10) days after the second Qualified Appraiser is appointed, determine the FMV Cap Rate for the Property in accordance with the terms hereof;
          (3) if the two valuations produced are within ten percent (10%) of each other, then the average of the two (2) FMV Cap Rates shall be deemed to be the FMV Cap Rate for the Property, but if the two (2) FMV Cap Rates produced are not within ten percent (10%) of each other, the two (2) Qualified Appraisers shall together designate a third (3rd) Qualified Appraiser;
          (4) if applicable, the FMV Cap Rate of the third (3rd) Qualified Appraiser shall be compared to the FMV Cap Rates of the first (1st) Qualified Appraisers, and the two (2) valuations that are nearest to each other shall be averaged, and the average of such two (2) FMV Cap Rates shall be deemed to be the FMV Cap Rate for the Property;
          (5) each of PMB and the PMB Member, on the one hand, and Transferee, on the other hand, shall pay the fees and expenses of the Qualified Appraiser it has selected, and if applicable, one half (1/2) of the fees and expenses of the third (3rd) Qualified Appraiser; and
          (6) the decision and award of the Qualified Appraisers shall be in writing and shall be final, conclusive and enforceable in any court of competent jurisdiction.
          (d) The “Net Operating Income” shall mean, the amount by which (i) the revenues projected to be received from the operation and/or leasing of the Property or any portion thereof (excluding proceeds from any capital event) for the twelve (12) full calendar month period following the calendar month in which the applicable Closing Notice is delivered (the “Post-Closing Period”) (based on executed “Leases” (as hereinafter defined) with “Tenants” (as hereinafter defined) not in default and with respect to which no action or proceeding shall have been commenced under the federal bankruptcy code or any state law for the relief of debtors or for the enforcement of the rights of creditors and no attachment, execution, lien or levy shall have attached to or been issued with respect to such Tenant’s interest in the Property or any portion thereof) exceeds (ii) the operating expenses, forecasted real estate taxes and ground rent projected to be paid or incurred with respect to the Property that would be paid for such Post-Closing Period; provided, however, that the term “Net Operating Income” shall be net of (A) a deduction for a general operating reserve equal to Twenty Cents ($0.20) per rentable square foot of medical office building space for the Property, and (B) an allowance for bad debt expenses, which shall be calculated in accordance with generally accepted accounting principles in the United States (consistently applied) and based on actual prior experience; and provided further, however, that the term “Net Operating Income” shall take into account all revenues earned with respect to parking operations at the Property (“Parking Revenues”), which shall be valued for the Post-Closing Period based upon the

Parking Revenues actually collected for the three (3) month period ending on the date the applicable Closing Notice is delivered net of any un-reimbursed expenses and maintenance reserves (to the extent not passed through to Tenants). Notwithstanding the foregoing, to the extent that PMB and/or the PMB Member demonstrate to Transferee’s reasonable satisfaction that the Parking Revenues for the Property are subject to seasonality or planned rate increases, then such seasonality or planned rate increases shall be considered for purposes of projecting such Parking Revenues for the Post-Closing Period.
     1.4 Consideration. The Contribution Value shall be payable at the Closing (except as otherwise described herein) as follows:
          (a) Notices. The Closing Notice will include the PMB Member’s election specifying whether the PMB Member will engage in a Property Interest Contribution or an Investment Entity Transaction. In addition, the applicable Closing Notice shall specify the matters set forth in clauses (i) and (ii) below, as applicable.
          (i) If the PMB Member elects to engage in a Property Interest Contribution, the Closing Notice shall (A) identify the names of the parties that are or, at the Closing, will be members or partners of the PMB Member or their respective designees (each, a “PMB Transferor Party” and collectively, the “PMB Transferor Parties”), (B) include a representation from PMB and the PMB Member that the identified PMB Transferor Parties are all of the members of the PMB Member, (C) indicate PMB’s good faith estimate of the percentage of the PMB Member’s Contribution Value Amount that is allocable to each such PMB Transferor Party based upon a good faith estimate of the Contribution Value (which estimated percentage shall, with respect to each PMB Transferor Party be hereinafter referred to as an “Estimated PMB Transferor Party Allocable Share”) and (D) with respect to each Estimated PMB Transferor Party Allocable Share, identify (1) the percentage to be payable in cash (a “Cash Portion” and, aggregated together with all of the other Cash Portions, the “Cash Amount”) and the percentage to be treated as the Cap-Ex Amount, and (2) the percentage to be payable in Class A OP Units (collectively with respect to all PMB Transferor Parties, the “Class A OP Unit Portion”).
          (ii) If the PMB Member elects to engage in an Investment Entity Transaction (in accordance with and subject to the restrictions set forth in this Section 1.4), the Closing Notice shall (A) identify the names of the parties that are or, at the Closing, will be members or partners of the PMB Member or their respective designees and which of the same shall be Continuing Partners and which shall be Distributed Interest Transferor Parties, (B) include a representation from PMB and the PMB Member that the identified Continuing Partners and Distributed Interest Transferor Parties are all of the members of the PMB Member, (C) indicate PMB’s good faith estimate of the percentage of the PMB Member’s Contribution Value Amount that is allocable to each such Distributed Interest Transferor Party based upon a good faith estimate of the Contribution Value (which percentage shall, with respect to each Distributed Interest Transferor Party be hereinafter referred to as an “Estimated Distributed Interest Transferor Party Allocable Share”) and PMB’s good faith estimate of the PMB Member’s Contribution Value Amount that will not be paid, but which will be attributed to the interests retained by the Continuing Partners in the Continuing Entity (through their retained interest in the PMB Member) based upon a good faith estimate of the Contribution Value (which percentage shall, with respect to the Continuing Partners be hereinafter referred to as the “Estimated Continuing Partners Allocable Share”) and shall also be the percentage ownership that such Continuing Partners shall own in the Continuing Entity (through their retained interest in the PMB Member) following the Closing, and (D) with respect to each such Estimated Distributed Interest Transferor Party Allocable Share, identify (1) the percentage constituting the Cash Portion, and (2) the percentage constituting the Class A OP Unit Portion. An Estimated PMB Transferor Party Allocable Share, Estimated Distributed

Interest Transferor Party Allocable Share and/or Estimated Continuing Partners Allocable Share shall sometimes be referred with respect to any such party(ies) as an “Estimated Allocable Share.”
          (iii) Prior to the Closing, PMB and/or the PMB Member shall update the Estimated Allocable Share for each PMB Transferor Party or for each Distributed Interest Transferor Party and Continuing Partners, as applicable, and cause to be included as part of the “Closing Statement” (as hereinafter defined), (A) the actual percentage of the PMB Member’s Contribution Value Amount that is allocable to each such PMB Transferor Party or Distributed Interest Transferor Party and Continuing Partner, as applicable, based upon the actual Contribution Value (which percentage shall, with respect to each PMB Transferor Party or Distributed Interest Transferor Party and Continuing Partner, be hereinafter referred to as the “Allocable Share”), (B) the actual Cash Portion for each PMB Transferor Party or Distributed Interest Transferor Party, as applicable, and (C) the actual Cash Amount, the percentage to be treated as the Cap-Ex Amount, if any, and the actual Class A OP Unit Portion.
          (iv) A PMB Transferor Party or a Distributed Interest Transferor Party may sometimes be referred to herein as a “Transferor Party” and, collectively, as the “Transferor Parties.” Each entity which, or person who, is identified in the applicable Closing Notice as a party who is to receive (A) Class A OP Units shall hereinafter be referred to as a “Class A OP Unit Recipient” and collectively such parties shall hereinafter be referred to as the “Class A OP Unit Recipients” and (B) all or a portion of the Cash Amount shall hereinafter be referred to as a “Cash Recipient” and collectively such parties shall hereinafter be referred to as the “Cash Recipients.”
          (b) Delivery of OP Units and Cash.
          (i) At the Closing of the Contribution Transaction, Transferee shall (A) issue to each of the Class A OP Unit Recipients, if any, Class A OP Units equal in value (as determined in accordance with this Section 1.4(b)) to the Class A OP Unit Portion attributable to the Allocable Share of such Class A OP Unit Recipient, as identified in the Closing Statement, (B) pay to each of the Cash Recipients, if any, the Cash Portion attributable to the Allocable Share of such Cash Recipient in cash by wire transfer of federal funds, as identified in the Closing Statement, and (C) issue to the NHP Member Class B OP Units equal in value (as determined in accordance with this Section 1.4(b)) to the NHP Member’s Contribution Value Amount. The number of Class A OP Units that the Class A OP Unit Recipients shall receive on account of the Class A OP Unit Portion of the Contribution Value and the number of Class B OP Units that the NHP Member shall receive on account of the NHP Member’s Contribution Value Amount shall be determined as of the Closing Date by dividing, (1) with respect to the Class A OP Unit Recipients, the Class A OP Unit Portion, and (2) with respect to the NHP Member, the NHP Member’s Contribution Value Amount, in each case by the average closing price per share of Common Stock of NHP (the “Common Stock”) for the twenty (20) consecutive trading days ending on the fifth (5th) trading day prior to the Closing Date; provided, however, that in calculating such average, each closing price shall be multiplied by the “Adjustment Factor” (as defined in the OP Agreement) then in effect for each applicable closing price date; provided further, however, that the OP shall not issue any fractional Class A OP Units or Class B OP Units, and the number of Class A OP Units and Class B OP Units to be issued to each Class A OP Unit Recipient and the NHP Member, respectively, pursuant to the foregoing calculation shall be rounded to the nearest whole number to the extent required to avoid such a result.

          (ii) To the extent that any adjustments to the Contribution Value pursuant to this Agreement result in any amounts owing to an applicable Transferor Party after the Closing Date, PMB shall notify Transferee of the percentage of the post-Closing adjustment amount that is allocable to each such Transferor Party (which percentage shall, with respect to each Transferor Party be hereinafter referred to as a “Post-Closing Allocable Share”) prior to any such amounts becoming due. Any post-Closing adjustments owing to an applicable Transferor Party shall be paid by Transferee promptly following receipt of PMB’s notice of each such Transferor Party’s Post-Closing Allocable Share.
          (iii) Notwithstanding anything to the contrary contained herein, (A) if Transferee reasonably determines that any person or entity identified in the applicable Closing Notice as a proposed Transferor Party is not an “Accredited Investor” (as defined in Rule 501 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended (the “Act”)), then Transferee, in its sole and absolute discretion, may deliver cash, in lieu of Class A OP Units, to such person or entity; (B) if and to the extent that the rules of the New York Stock Exchange would require approval of the shareholders of NHP prior to such issuance of Class A OP Units to Dr. Jeffrey Rush and his affiliates and related entities (collectively, the “Rush Related Parties”), then the Rush Related Parties shall only qualify as Class A OP Unit Recipients and may only elect to receive that number of Class A OP Units, if any, up to an amount that would not so require the approval of the shareholders of NHP, and the balance, including all, if applicable, of the Allocable Share(s) of the Contribution Value to which the Rush Related Parties are entitled must be received in cash; and (C) each then member/principal of PMB that is a Transferor Party (herein, a “PMB Principal Transferor”) shall be required to elect not less than five percent (5%) of his/her respective Allocable Share of the PMB Member’s Contribution Value Amount in the form of Class A OP Units, and all such Class A OP Units issued to each PMB Principal Transferor (up to such minimum election amount) (the “Restricted Class A OP Units”) shall be issued to such PMB Principal Transferor with a restriction prohibiting a “Redemption” (as defined in the OP Agreement) of such Class A OP Units until the expiration or earlier termination of the “Term” (as defined in the Pipeline Agreement) of the Pipeline Agreement, unless otherwise consented to by the OP in its sole discretion. In connection with the foregoing, the “Certificates” (as hereinafter defined) to be issued to each PMB Principal Transferor by the OP with respect to the Restricted Class A OP Units may, at the option of the OP, contain a legend providing for such restriction on Redemption for such period.
          (c) Contribution of Distributed Partnership Interests. To the extent that the “Investment Entity Requirements” (as hereinafter defined) are satisfied, then the PMB Member may elect to engage in an Investment Entity Transaction by notifying Transferee of such election in accordance with the terms of Section 1.4(a) hereof and by complying with each of the following requirements: (i) immediately prior to the Closing, distributing the Distributed Partnership Interests to the applicable Distributed Interest Transferor Parties in proportion to their respective interests in the PMB Member and in redemption of each such Distributed Interest Transferor Parties’ interest in the PMB Member (so that after the distribution, the applicable Distributed Interest Transferor Parties shall directly hold membership interests in the Partnership in proportion to their respective Allocable Share of the PMB Member’s Contribution Value Amount and the Continuing Partners continue to hold directly their membership interests in the PMB Member and indirectly their interests in the Continuing Entity in proportion to their applicable Allocable Share of the PMB Member’s Contribution Value Amount); and (ii) at the Closing, causing each Distributed Interest Transferor Party to transfer, contribute and convey all of its respective Distributed Partnership Interests to the OP (or at the direction of the OP, to a wholly-owned subsidiary thereof) by delivering a fully executed “Assignment of Membership Interests” (as hereinafter defined) in exchange for Class A OP Units, cash or a combination thereof, as specified in the Closing Statement (subject to the requirements of Section 1.4(b) hereof and this Section 1.4(c)). As used herein, the term

“Investment Entity Requirements” shall mean that each of the following conditions have been satisfied prior to the Closing: (1) the PMB Member shall have provided each holder of interests in the PMB Member other than such holders as are affiliates of the PMB Member (collectively, the non-affiliate holders of interests in the PMB Member being hereinafter referred to as the “Outside Investors”) with the option to elect to receive Class A OP Units, cash or a combination thereof in consideration of its interests in the PMB Member; (2) Outside Investors holding interests which entitle them to an aggregate Allocable Share of the PMB Member’s Contribution Value Amount totaling at least ten percent (10%) (unless a smaller percentage is otherwise approved by NHP in its sole and absolute discretion , including as part of the “Final Information Package” (as defined in the Pipeline Agreement)) shall elect not to receive cash or Class A OP Units as consideration for their interests (and thus elect to remain Continuing Partners); (3) after giving effect to the transactions contemplated to occur at the Closing, the PMB Member (on behalf of the Continuing Partners) may continue to own no more than twenty-five percent (25%) of the membership interests of the Continuing Entity (unless a larger percentage is otherwise approved by NHP in its sole and absolute discretion , including as part of the Final Information Package); and (4) PMB (or another entity reasonably acceptable to NHP) shall remain the managing member or manager of the PMB Member with the sole authority to control and make day-to-day decisions for the PMB Member, subject to the non-managing members’ consent rights with respect to major decisions consistent with the terms of the then existing operating agreement governing the PMB Member, and that such provisions shall not be amended without the prior written consent of NHP for so long as the PMB Member (on behalf of the Continuing Partners) continues to hold any interest in the Continuing Entity (and NHP shall have the opportunity to review such operating agreement to insure that it complies with the foregoing requirement), and as between the PMB Member and the OP, the PMB Member shall be solely responsible for all costs of maintaining and administering itself, which covenants and agreements shall survive the Closing.
          (d) Real Property Tax Reserves. If requested by PMB and/or the PMB Member, at their option, the parties agree that increases in the real property taxes for the Property directly attributable to the Contribution Transaction (the “Prop 13 Tax Increases”) will not be immediately passed through to (and payable or reimbursable by) the “Non-Protected Tenants” (as hereinafter defined) for the tax year during which such Prop 13 Tax Increases are imposed, but rather that such Prop 13 Tax Increases may be phased in over a period of time (not to exceed three (3) years), as may be set forth in a schedule to the applicable Closing Notice delivered by PMB and the PMB Member. Accordingly, upon the Closing, Transferee shall cause a reserve account to be established and held by the OP, which shall be funded with cash in an amount that is sufficient to cover the difference between the amount of such estimated Prop 13 Tax Increases that will be passed through to the Non-Protected Tenants for the relevant period and the estimated total amount of such Prop 13 Tax Increases for the relevant period set forth in the schedule to the applicable Closing Notice. Such reserve shall be funded at the Closing by Transferee, and the amount so funded by Transferee (the “Property Tax Reserve Amount”) will reduce (and be treated as a credit against) the Contribution Value in accordance with Section 1.3(a) hereof. The cash in such reserves shall be disbursed by the OP to the Continuing Entity from time to time to pay that portion of such Prop 13 Tax Increases that are then due and payable, which the parties have agreed will not be passed through (i.e., billed) to the Non-Protected Tenants during the applicable period; provided, however, that in no event shall the OP disburse nor shall the Continuing Entity be entitled to receive any amounts from such reserves to the extent that the parties reasonably agree subsequent to the Closing to pass (i.e., bill) such Prop 13 Tax Increases onto the Non-Protected Tenants, but any such Non-Protected Tenant elects not or refuses to pay the same. To the extent that the actual Prop 13 Tax Increases attributable to the Property for which reserves are held by the OP pursuant to the terms of this Section 1.4(d) exceed the estimates set forth in the schedule to the applicable Closing Notice, the OP may cause the Continuing Entity to pass (i.e., bill) such excess onto the applicable Non-Protected Tenants. To the extent that any cash remains in such reserves after the Prop 13 Tax Increases have been passed through (i.e., billed) to the Non-Protected Tenants for payment or reimbursement, Transferee shall cause the OP to deliver such remaining funds to the NHP Member and to PMB for distribution to the applicable Transferor Parties in proportion to the NHP Member’s and the PMB Member’s respective Percentage Interest. As used herein, “Non-Protected Tenants” shall mean tenants or other occupants (each, a “Tenant” and, collectively, the “Tenants”), under leases, licenses, tenancies or other occupancy agreements (whether written or oral) (each, a “Lease” and, collectively, the “Leases”) for all or any portion of the Property that are obligated to reimburse the landlord for a portion of the real estate taxes attributable to the Property, including Prop 13 Tax Increases (and shall include any Tenant that, under the terms of its Lease, is obligated to pay a portion of any Prop 13 Tax Increases to the extent of such obligation), but specifically excludes any Tenant that, under the terms of its Lease, is either (i) not obligated to pay any portion of such real estate taxes, including any Prop 13 Tax Increases or (ii) obligated to pay a portion of such real estate taxes, but such obligation is limited so as not to include all or any portion of such Prop 13 Tax Increases.
          (e) Cash Elections. In connection with any Property Interest Contribution, at the request of the PMB Transferor Parties, the OP shall cooperate with each PMB Transferor Party in good faith to treat all or a portion of the Cash Amount, as requested by the PMB Transferor Parties, as a reimbursement of preformation expenditures pursuant to Treasury Regulations Section 1.707-4(d) (the “Cap-Ex Amount”).
          (f) Tax Reporting.
          (i) The parties hereto intend and agree that to the extent any Class A OP Units are received by Class A OP Unit Recipients with respect to a Property Interest Contribution: (A) for U.S. federal income tax purposes, the payment of cash to the Cash Recipients in such Property Interest Contribution in excess of their allocable share of the Cap-Ex Amount (the “Excess Cash Amount”) shall be treated as a sale of the interests in PMB Member held by such Cash Recipients and a purchase of such interests by the OP for the cash so paid under the terms hereof in accordance with Treasury Regulations Section 1.708-1(c)(4); and (B) pursuant to such Treasury Regulation and for income tax purposes, PMB Member will be treated as (1) distributing the portion of the interests in the Partnership attributable to the Excess Cash Amount to the OP in liquidation of the interests in the PMB Member acquired by the OP in exchange for the Excess Cash Amount, and (2) contributing the remaining portion of the interests in the Partnership to the OP in exchange for the Cap-Ex Amount and the Class A OP Unit Portion pursuant to Section 721 of the Code in a transaction in which no gain or loss is recognized and, immediately thereafter, distributing the Class A OP Unit Portion to the Class A OP Unit Recipients in liquidation. PMB and the PMB Member will use their commercially reasonable efforts to cause each of the Cash Recipients to agree to the tax treatment described in the foregoing sentence at or prior to the Closing of the Contribution Transaction. The OP shall file its tax returns consistent with the above-described transaction structure, including the treatment of the Cap-Ex Amount as a reimbursement of the preformation expenditures pursuant to Treasury Regulations Section 1.707-4(d), to the extent the Cash Recipients agree as provided above.
          (ii) The parties hereto intend and agree that to the extent the PMB Member, if applicable, only receives the Cash Amount in consideration for a Property Interest Contribution and no Class A OP Units are issued in connection with such Property Interest Contribution, such Property Interest Contribution shall be treated as a sale for U.S. federal income tax purposes. The parties hereto shall file their tax returns consistently with this Section 1.4(f)(ii).
          (iii) The parties hereto intend and agree that for U.S. federal income tax purposes, (A) any payment of cash to the Cash Recipients in an Investment Entity Transaction shall be treated as a sale of the Distributed Partnership Interests held by such Cash Recipients and a purchase of such interests by the OP for the cash so paid under the terms hereof, and (B) the contribution of the Distributed Partnership Interests to the OP by the Distributed Interest Transferor Parties in exchange for the Class A OP Unit Portion shall be treated as a contribution pursuant to Section 721 of the Code. The parties hereto shall file their tax returns consistently with this Section 1.4(f)(iii).
     1.5 Adjustment for Prorations and Closing Costs. On the Closing Date, Transferee shall receive as a credit against the Contribution Value an amount (the “Credit Amount”) equal to the sum of: (a) all unapplied cash security deposits which were paid by the Tenants under the Leases to or for the account of the Partnership and that are refundable to such Tenants, plus accrued interest, if and to the extent required to be paid to such Tenants on such unapplied cash security deposits, unless the Continuing Entity retains cash following the Closing equal to all such unapplied security deposits, plus any accrued interest thereon, if applicable; (b) expenses and other sums owed by or required to be funded by the Partnership to any Tenant for any tenant improvement work related to the Property which occurred and/or were due and payable prior to the date the applicable Closing Notice is delivered; (c) rentals already received for the Property by the Partnership attributable to the period from and after the Closing Date to the extent funds on account thereof are not retained by the Continuing Entity at the Closing; (d) any rent concessions which accrue to any Tenants of the Property after the Closing Date; and (e) the amount, if any, by which prorated amounts allocated to the Partnership pursuant to Section 1.11 hereof exceed prorated amounts allocated to the Continuing Entity pursuant to Section 1.11 hereof. In addition, notwithstanding anything to the contrary contained herein, on the Closing Date, Transferee shall be obligated to reimburse the Partnership (as a credit towards the Contribution Value) at Closing for any expenses or other sums (other than any legal fees or attorneys’ costs) actually funded or incurred following the date that the applicable Closing Notice is delivered for any tenant improvement work or leasing costs related to the Property to the extent such amounts were actually paid by the Partnership and not taken into account in calculating the agreed upon Net Operating Income for the Property; provided, however, that if such amounts are not yet due and payable as of the Closing Date, then upon such Closing Date, the Continuing Entity shall remain responsible for all obligations therefor and shall pay all such amounts when due.
     1.6 Loan Obligations. The Continuing Entity shall continue to remain obligated for, or Transferee shall cause the Continuing Entity immediately following the Closing to fully prepay, the Loan Obligations on the Closing Date, in each case subject to the other terms and conditions of the other “Transaction Documents” (as hereinafter defined). Transferee shall or cause the Continuing Entity to pay all fees, charges and related costs in connection with the assumption (or deemed assumption) or refinance of the Loan Obligations (including, without limitation, any prepayment or assumption fees) (collectively, the “Assumption Costs”), which fees, charges and costs (other than the outstanding balance (i.e., principal and accrued and unpaid interest)) shall not be credited against the Contribution Value. As used herein, the term “Transaction Documents” means, collectively, this Agreement, the Pipeline Agreement, the OP Agreement, the “Tax Protection Agreement” (as defined in the OP Agreement), the “Registration Rights Agreement” (as defined in the OP Agreement), the “Joinder Agreement” (as hereinafter defined), the “Property Management Agreement” (as hereinafter defined), each Assignment of Membership Interests and any other documents, certificates or instruments executed by any of the parties to the Contribution Transaction.
     1.7 Opening of Escrow. On or before the third (3rd) Business Day after the execution of this Agreement, the parties shall cause an escrow (“Escrow”) to be opened with Escrow Agent by delivery to Escrow Agent of a fully executed copy of this Agreement. This Agreement shall constitute escrow instructions to Escrow Agent as well as the agreement of the parties. Escrow Agent is hereby appointed and designated to act as Escrow Agent and instructed to deliver, pursuant to the terms of this Agreement, the documents and funds to be deposited into Escrow as herein provided. The parties shall execute such additional escrow instructions (not inconsistent with this Agreement as determined by the respective counsel for the parties) as Escrow Agent shall deem reasonably necessary for its protection, including Escrow Agent’s general provisions (as may be modified by the parties and Escrow Agent). In the event of any inconsistency between the provisions of this Agreement and such additional escrow instructions, the provisions of this Agreement shall govern.
     1.8 Closing Notice. On the earlier to occur of (a) (i) the date on which ninety-five percent (95%) of the rentable square footage of the Property is leased pursuant to Leases (A) having a weighted average initial term length of five (5) years or more and (B) otherwise on terms that are consistent with PMB’s past leasing practices, or (ii) at the option of PMB and/or the PMB Member, if later than the foregoing date, the date that is the thirteenth (13th) month anniversary of the date on which the Property was first placed in service (in a condition or state of readiness and availability for its intended use), and (b) the fifth (5th) anniversary of the date of this Agreement, PMB and the PMB Member shall, and Transferee shall be entitled to demand that PMB and the PMB Member, deliver a notice (the “Closing Notice”) to Transferee that shall specify that such notice is the Closing Notice for purposes of this Agreement; provided, however, that PMB and the PMB Member shall have the right (but not the obligation) to elect to deliver the Closing Notice at any time on or after the date on which ninety percent (90%) of the rentable square footage of the Property is leased pursuant to Leases (x) having a weighted average initial term length of five (5) years or more and (y) otherwise on terms that are consistent with PMB’s past leasing practices (the percentage between 90% and 95% at which the Closing Notice is actually delivered being referred to herein as the “Elected Percentage”). The Closing Notice shall include: (1) PMB and the PMB Member’s good faith determination of the FMV Cap Rate for the Property, together with reasonable back-up documentation for such calculation, as provided in Section 1.3(c) hereof; (2) an estimated calculation of the Net Operating Income for the Property pursuant to Section 1.3(d) hereof, together with reasonable back-up documentation for such calculation; (3) whether the PMB Member is electing to engage in a Property Interest Contribution or an Investment Entity Transaction pursuant to Section 1.4(a) hereof, together with all other information required to be delivered in the Closing Notice pursuant to Section 1.4(a) hereof; and (4) any request of PMB and/or the PMB Member to phase in Prop 13 Tax Increases for the Property pursuant to Section 1.4(d) hereof, including information related thereto with respect to the Property substantially similar to the type of information contained on Exhibit “D” to the Master Contribution Agreement. Notwithstanding anything to the contrary contained herein, if, at any time after the delivery of the Closing Notice and prior to the Closing, the parties agree, or it is otherwise determined pursuant to Section 1.3(c) hereof, that the FMV Cap Rate is less than the “Development Yield” (as hereinafter defined), then PMB and the PMB Member shall have a one-time right, but not the obligation, upon written notice (the “Rescission Notice”) to Transferee to withdraw and rescind the Closing Notice, irrespective of whether the events set forth in any of clauses (a) or (b) above have occurred. If PMB and the PMB Member shall be entitled to and shall deliver a Rescission Notice as herein provided, then the prior Closing Notice shall have no further force or effect for any purpose under this Agreement, and at any time within twelve (12) months after the date of such Rescission Notice, PMB and the PMB Member shall be entitled to deliver, and shall be obligated to deliver no later than the expiration of such twelve (12) month period (and Transferee shall have the right to demand that such delivery be made no later than the expiration of such twelve (12) month period), a new Closing Notice containing the information specified in clauses (1) through (4) above as of the date of such new Closing Notice. In such event, such new Closing Notice shall be deemed the “Closing Notice” for all purposes of this Agreement. As used herein, “Development Yield” shall mean the percentage determined by dividing (x) the projected first year stabilized Net Operating Income for the Property as set forth in the Final Information Package, by (y) the “Approved Budgeted Costs” (as defined in the Pipeline Agreement) for the Property as set forth in the Final Information Package.

     1.9 Conditions to Closing.
          (a) Transferee’s Closing Conditions. The obligation of Transferee to complete the Contribution Transaction shall be subject to the following conditions precedent (and conditions concurrent, with respect to deliveries to be made by the parties at the Closing), to the extent applicable to the Closing (the “Transferee’s Closing Conditions”), which conditions may be waived, or the time for satisfaction thereof extended, by Transferee only in a writing executed by Transferee (provided, however, that any such waiver shall not affect Transferee’s ability to pursue any remedy it may have against PMB or the PMB Member with respect to any breach of this Agreement by PMB or the PMB Member; provided, further, however, that in no event shall Transferee have any rights or remedies against PMB or the PMB Member as a result of a breach of this Agreement by the NHP Member):
          (i) PMB’s and the PMB Member’s Due Performance. All of the representations and warranties of PMB and the PMB Member set forth in this Agreement shall be true, correct and complete in all material respects as of the Closing Date, and PMB and the PMB Member, on or prior to the Closing Date, shall have complied in all material respects with and/or performed all of the obligations, covenants and agreements required on the part of such party to be complied with or performed pursuant to the terms of this Agreement.
          (ii) Bankruptcy. No action or proceeding shall have been commenced by or against PMB or the PMB Member under the federal bankruptcy code or any state law for the relief of debtors or for the enforcement of the rights of creditors and no attachment, execution, lien or levy shall have attached to or been issued with respect to any Transferor Party’s interest in the PMB Member or the Partnership.
          (iii) Deliveries. PMB, the PMB Member and each Transferor Party shall have delivered to Escrow Agent or Transferee, as the case may be, such funds, documents or instruments as are required to be delivered by such parties pursuant to the terms of this Agreement.
          (iv) No Defaults under JV Agreement. No material default by the PMB Member of any of its duties, covenants or obligations under the JV Agreement shall have occurred and be continuing.
          (v) Statement of Representations and Covenants and Investor Questionnaire. Subject to the provisions of Section 1.14(b)(ii) hereof, on or before the tenth (10th) Business Day prior to the Closing, PMB and the PMB Member shall deliver to Transferee (A) a statement in substantially the same form as the form attached to the Master Contribution Agreement as Exhibit “O-1”, executed by each applicable Class A OP Unit Recipient (or their respective attorneys-in-fact), pursuant to which each such Class A OP Unit Recipient represents and warrants to and agrees with the OP as of the Closing Date as to each of the representations, warranties and covenants set forth therein (with respect to such Class A OP Unit Recipient), and (B) an investor questionnaire in substantially the same form as the form attached to the Master Contribution Agreement as Exhibit “O-2”, duly completed and executed by each of the applicable Class A OP Unit Recipients (or their respective attorneys-in-fact).
          (vi) Partner Consents. At or prior to the Closing, all consents and/or elections of all of the partners and/or members of the PMB Member shall have been obtained by PMB and/or the PMB Member (to the extent required by the organizational documents of the PMB Member or otherwise necessary in connection with the applicable Contribution Transaction (the “Required Interest Holder Consents”)) and copies thereof shall be delivered to Transferee

(understanding that Transferee shall reasonably cooperate with PMB and the PMB Member in obtaining such Required Interest Holder Consents).
Notwithstanding anything to the contrary contained in this Agreement, the performance of the NHP Member of its respective duties, covenants and obligations under this Agreement, and/or the accuracy of its representations and warranties under this Agreement, shall not be a condition to Transferee’s obligations to complete the Contribution Transaction.
          (b) Failure of Transferee’s Closing Conditions. Subject to Transferee’s rights with respect to any default by PMB or the PMB Member, if any of the Transferee’s Closing Conditions have not been fulfilled within the applicable time periods, Transferee may:
          (i) waive the Transferee’s Closing Condition and close Escrow in accordance with this Agreement, without adjustment or abatement of the Contribution Value; or
          (ii) terminate this Agreement by written notice to PMB, the PMB Member and Escrow Agent, in which event Escrow Agent shall return all documents, instruments and funds delivered into Escrow with respect to the Closing to the party that delivered the same into Escrow, and PMB and the PMB Member shall pay for all of the cancellation charges, if any, of Escrow Agent with respect to such cancellation, and no party (or its affiliates) shall have any further rights or obligations under this Agreement, other than pursuant to any provision of this Agreement which expressly survives the termination of this Agreement.
          (c) PMB’s and PMB Member’s Closing Conditions. The obligations of PMB and the PMB Member to complete the Contribution Transaction shall be subject to the following conditions precedent (and conditions concurrent, with respect to deliveries to be made by the parties at the Closing), to the extent applicable to the Closing (the “PMB Closing Conditions”), which conditions may be waived, or the time for satisfaction thereof extended, by PMB and the PMB Member only in a writing executed by PMB and the PMB Member (provided, however, that any such waiver shall not affect PMB and/or the PMB Member’s abilities to pursue any remedy they may have with respect to any breach hereunder by Transferee or the NHP Member):
          (i) Transferee’s and the NHP Member’s Due Performance. All of the representations and warranties of Transferee and the NHP Member set forth in this Agreement shall be true, correct and complete in all material respects as of the Closing Date, and Transferee and the NHP Member, on or prior to such Closing Date, shall have complied in all material respects with and/or performed all of the obligations, covenants and agreements required on the part of such party to be complied with or performed pursuant to the terms of this Agreement.
          (ii) Deliveries. Transferee and the NHP Member shall have delivered to Escrow Agent or PMB, the PMB Member or the Transferor Parties, as the case may be, such funds, documents or instruments as are required to be delivered by Transferee and/or the NHP Member pursuant to the terms of this Agreement.
          (iii) No Defaults under JV Agreement. No material default by the NHP Member of any of its duties, covenants or obligations under the JV Agreement shall have occurred and be continuing.
          (iv) Partner Consents. At or prior to the Closing, all the Required Interest Holder Consents shall have been obtained (understanding that Transferee shall reasonably cooperate with PMB and the PMB Member in obtaining such Required Interest Holder Consents).

          (d) Failure of PMB Closing Conditions. Subject to PMB and the PMB Member’s rights with respect to any default by Transferee or the NHP Member, if any of the PMB Closing Conditions have not been fulfilled within the applicable time periods, PMB and the PMB Member may:
          (i) waive the PMB Closing Condition and close Escrow in accordance with this Agreement, without adjustment or abatement of the Contribution Value; or
          (ii) terminate this Agreement by written notice to Transferee and Escrow Agent, in which event Escrow Agent shall return all documents, instruments and funds delivered into Escrow with respect to the Closing to the party that delivered the same into Escrow, and Transferee and the NHP Member shall pay for all of the cancellation charges, if any, of Escrow Agent with respect to such cancellation, and no party (or its affiliates) shall have any further rights or obligations under this Agreement, other than pursuant to any provision of this Agreement which expressly survives the termination of this Agreement.
     1.10 Closing.
          (a) Closing Date. Subject to the provisions of this Agreement, including, without limitation, Section 1.14(b)(ii) hereof, the Closing shall take place on the thirtieth (30th) day following the later of (x) the delivery of the applicable Closing Notice (or, if a Rescission Notice is delivered in connection therewith pursuant to Section 1.8 hereof, then the delivery of the new Closing Notice), and (y) the date on which the parties agree in writing as to the FMV Cap Rate and Net Operating Income, or the same is otherwise determined pursuant to the applicable dispute resolution procedures set forth in Section 1.3(c) hereof (with respect to any dispute regarding the FMV Cap Rate) or incorporated in this Agreement pursuant to Section 1.19(a) hereof (with respect to any dispute regarding Net Operating Income). Notwithstanding anything to the contrary in this Agreement:
          (i) If, as of the Closing, the Contribution Value as determined pursuant to Section 1.3(a) hereof, including the adjustments and deductions thereto as provided for in this Agreement, is less than or equal to the aggregate outstanding balance of all debt then encumbering the Property (the “Debt Amount”), then Transferee shall have the right, in its sole discretion, to postpone the Closing until such time as the Contribution Value is greater than the Debt Amount; and
          (ii) If the Closing is postponed by Transferee pursuant to clause (i) above, and the Closing has not occurred within ten (10) years after the date of the applicable Closing Notice, then this Agreement shall automatically terminate, in which event, Transferee, the NHP Member and the PMB Member shall divide equally all of the cancellation charges, if any, of Escrow Agent with respect to such termination, and no party (or its affiliates) shall have any further rights or obligations under this Agreement, other than pursuant to any provision of this Agreement which expressly survives the termination of this Agreement.
          (b) Closing and Closing Date Defined. As used herein, the following terms shall have the following meanings: (i) the “Closing” shall mean the closing of the Contribution Transaction as contemplated by this Agreement; and (ii) the “Closing Date” shall mean the date upon which such Closing actually occurs.
          (c) Deliveries by PMB and the PMB Member. On or before the Closing Date, PMB and/or the PMB Member, each at its sole cost and expense, shall deliver or cause to be delivered into Escrow the following funds, documents and instruments, as applicable, each to be dated by Escrow Agent as of the Closing Date, in addition to all other items and payments required by this Agreement to be delivered by PMB and/or the PMB Member at the Closing:
          (i) Cash. Cash in an amount equal to the sum of any amounts payable by PMB or the PMB Member under this Agreement, if any.
          (ii) Conveyance Documents. (A) With respect to a Property Interest Contribution, an original executed counterpart assignment and assumption instrument by the PMB Member transferring, contributing and conveying to the OP (or at the direction of the OP, to a wholly-owned subsidiary thereof) the PMB Member’s entire membership interest in the Partnership in substantially the same form as the form attached to the Master Contribution Agreement as Exhibit “C-2” (the “Assignment of Membership Interests”), and withdrawing as a member of the Continuing Entity effective as of the Closing, and (B) with respect to an Investment Entity Transaction, an original executed Assignment of Membership Interests from each Distributed Interest Transferor Party, conveying each such Transferor Party’s entire Distributed Partnership Interests to the OP (or at the direction of the OP, to a wholly-owned subsidiary thereof), and withdrawing as a member of the Continuing Entity effective as of the Closing.
          (iii) Non-Foreign Affidavits. Originally executed non-foreign affidavits in substantially the same form as the form attached to the Master Contribution Agreement as Exhibit “L” (collectively, “Non-Foreign Affidavits”), together with any comparable State required affidavits and forms required by the State in which the Property is located, and IRS Forms W-9, in each case executed by the PMB Member and each Transferor Party. The documents and instruments required by Section 1.9(a)(v) hereof and this Section 1.10(c)(iii) from each Transferor Party shall sometimes be referred to herein, collectively, as the “Investor Documents”.
          (iv) Amended and Restated JV Agreement. With respect to an Investment Entity Transaction, two (2) original executed counterparts of an amended and restated limited liability company agreement in substantially the form attached to the Master Contribution Agreement as Exhibit “I-1” for the Continuing Entity (the “A&R JV Agreement”), executed by the PMB Member (on behalf of each of the Continuing Partners).
          (v) Joinder Agreement. Two (2) original executed counterparts of an agreement in substantially the same form as the form attached to the Master Contribution Agreement as Exhibit “M” (each a “Joinder Agreement”), as necessary (A) to add each additional Class A OP Unit Recipient as a “Protected Partner” (as defined in the Tax Protection Agreement) under the “Tax Protection Agreement” (as defined in the OP Agreement), (B) to supplement Exhibit A to the Tax Protection Agreement to include any additional “Qualified Liabilities” (as defined in the Tax Protection Agreement) and Exhibit C thereto to include the good faith estimates of Section 704(c) gain, with the initial amounts of Section 704(c) gain allocable to each Protected Partner (in connection with the Contribution Transactions), (C) to add each additional Class A OP Unit Recipient as an “Investor” (as defined in the Registration Rights Agreement) under the “Registration Rights Agreement” (as defined in the OP Agreement), and (D) to add each additional Class A OP Unit Recipient as a “Limited Partner” (as defined in the OP Agreement) in the OP, executed by each applicable Class A OP Unit Recipient (or their respective attorneys-in-fact).
          (vi) Proof of Authority. Such proof of PMB’s and the PMB Member’s authority and authorization to enter into this Agreement and the Contribution Transaction, and such proof of the power and authority of the individual(s) executing or delivering any instruments, documents or certificates on behalf of PMB, the PMB Member and each Transferor Party to act for and bind such party as may be reasonably required by Transferee.
          (vii) Indemnity Pledge Agreements and Escrow Agreements. As security for the indemnity obligations of the PMB Member pursuant to Section 1.18(b) hereof, at the Closing, the PMB Member shall cause (A) each Transferor Party receiving solely Class A OP Units to execute and deliver two (2) original executed counterparts of a pledge agreement in substantially the same form as the form attached to the Master Contribution Agreement as Exhibit “Q-1” (each, a “Indemnity Pledge Agreement”) pursuant to which such Class A OP Unit Recipient shall pledge Class A OP Units with a “Market Value” (as defined in the OP Agreement), as of the Closing, equal to such Class A OP Unit Recipient’s Allocable Share multiplied by the “Secured Amount” (as hereinafter defined), and (B) each Transferor Party receiving solely cash to deposit cash equal to its Allocable Share multiplied by the Secured Amount into an escrow maintained by Escrow Agent and execute and deliver two (2) original executed counterparts of a cash indemnification agreement in substantially the same form as the form attached to the Master Contribution Agreement as Exhibit “Q-2” (each, an “Indemnity Cash Escrow Agreement”). For each Transferor Party receiving both Class A OP Units and cash in connection with the Closing, the parties shall determine the percentage of such Transferor Party’s Allocable Share of the Secured Amount to be delivered by such Transferor Party in the form of Class A OP Units (the “Class A OP Unit Percentage”) and the percentage of such Transferor Party’s Allocable Share of the Secured Amount to be delivered in the form of cash (“Cash Percentage”), and based thereon, the PMB Member shall cause (1) such Transferor Party to pledge Class A OP Units with a “Market Value” (as defined in the OP Agreement), as of the Closing, equal to such Transferor Party’s Class A OP Unit Percentage multiplied by such Transferor Party’s Allocable Share of the Secured Amount and execute and deliver two (2) original executed counterparts of an Indemnity Pledge Agreement with respect thereto, and (2) such Transferor Party to deposit cash equal to its Cash Percentage multiplied by its Allocable Share of the Secured Amount into an escrow maintained by Escrow Agent and execute and deliver two (2) original executed counterparts of an Indemnity Cash Escrow Agreement. As used herein, the “Secured Amount” shall mean an amount equal to one and a half percent (1.5%) of the PMB Member’s Contribution Value Amount. The parties hereto acknowledge and agree that notwithstanding anything to the contrary contained in the foregoing, (1) the Indemnity Pledge Agreements and/or the Indemnity Cash Escrow Agreements required to be delivered by the applicable Transferor Parties pursuant to this Section 1.10(c)(vii), may instead be delivered jointly by such applicable Transferor Parties as a single Indemnity Pledge Agreement and/or Indemnity Cash Escrow Agreements, as applicable, and in such event, the agreed upon forms thereof may be revised to reflect such multiple parties, each of which shall be severally liable, as shall be reasonably agreed upon by the parties, and (2) the applicable Transferor Parties shall not pledge any fractional OP Units, and the number of OP Units to be pledged pursuant to the foregoing calculation shall be rounded to the nearest whole number to the extent required to avoid such a result.
          (viii) Other. Such other documents and instruments (including, without limitation, affidavits and any declaration of value forms or other documents customarily required or in accordance with applicable Laws), signed and properly acknowledged by the PMB Member, if appropriate, as may be reasonably and customarily required by Transferee or the Escrow Agent, or otherwise in order to effectuate the provisions of this Agreement and the Closing. As used herein, the term “Laws” shall mean all applicable laws, rules and regulations, ordinances and orders of all applicable federal, state, city and other governmental authorities in effect as of the date of execution of this Agreement (collectively, including without limitation, (A) the Americans with Disabilities Act, 42 U.S.C. § 12102, et seq., together with all rules, regulations and official interpretations promulgated pursuant thereto, (B) all laws with respect to zoning, building, fire, life safety, health codes and sanitation, and (C) applicable securities laws and the rules and regulations of the Securities and Exchange Commission affecting the Partnership, the Continuing Entity, NHP, the OP, PMB, the Members or the Property or any portion thereof.
          (d) Deliveries by the NHP Member. On or before the Closing Date, the NHP Member, at its sole cost and expense, shall deliver or cause to be delivered into Escrow (and Transferee shall cause the NHP Member to do the same) the following funds, documents and instruments, as applicable, each to be dated by Escrow Agent as of the Closing Date, in addition to the other items and payments required by this Agreement to be delivered by the NHP Member at the Closing:
          (i) Cash. Cash in an amount equal to the sum of any amounts payable by the NHP Member under this Agreement, if any.
          (ii) Conveyance Documents. With respect to either a Property Interest Contribution or an Investment Entity Transaction, an original executed counterpart of an Assignment of Membership Interests by the NHP Member transferring, contributing and conveying to the OP (or at the direction of the OP, to a wholly-owned subsidiary thereof) the NHP Member’s entire membership interest in the Partnership, and withdrawing as a member of the Continuing Entity effective as of the Closing.
          (iii) Proof of Authority. Such proof of the NHP Member’s authority and authorization to enter into this Agreement and the Contribution Transaction, and such proof of the power and authority of the individual(s) executing or delivering any instruments, documents or certificates on behalf of the NHP Member to act for and bind the NHP Member as may be reasonably required by PMB and the PMB Member;
          (iv) Other. Such other documents and instruments (including, without limitation, affidavits and any declaration of value forms or other documents customarily required or in accordance with applicable Laws), signed and properly acknowledged by the NHP Member, if appropriate, as may be reasonably and customarily required by PMB and the PMB Member or the Escrow Agent, or otherwise in order to effectuate the provisions of this Agreement and the Closing.
          (e) Deliveries by Transferee. On or before the Closing Date, Transferee, at its sole cost and expense, shall deliver or cause to be delivered into Escrow the following funds, documents and instruments, as applicable, each to be dated by Escrow Agent as of the Closing Date, in addition to the other items and payments required by this Agreement to be delivered by Transferee at the Closing:
          (i) Cash. Cash in an amount equal to the sum of (A) the Cash Amount, (B) all Closing Costs (to the extent due and payable hereunder by Transferee under this Agreement), (C) the amount, if any, by which prorated amounts allocated to the Continuing Entity pursuant to Section 1.11 hereof exceed prorated amounts allocated to the Partnership pursuant to Section 1.11 hereof and (D) all other amounts, if any, required to be paid or funded by the Transferee under this Agreement in connection with such Contribution Transaction;
          (ii) Conveyance Documents. (A) With respect to a Property Interest Contribution, original executed counterparts of each Assignment of Membership Interests by the OP (or at the election of the OP by a wholly-owned subsidiary thereof) with respect to all the membership interests in the Partnership being transferred, contributed and conveyed to the OP (or at the direction of the OP to a wholly-owned subsidiary thereof) by each of the Members, and (B) with respect to an Investment Entity Transaction, original executed counterparts of each

Assignment of Membership Interests by the OP (or at the election of the OP by a wholly-owned subsidiary thereof) with respect to all the membership interests in the Partnership being transferred, contributed and conveyed to the OP (or at the direction of the OP to a wholly-owned subsidiary thereof) by the NHP Member and by each Distributed Interest Transferor Party.
          (iii) Amended and Restated JV Agreement. With respect to an Investment Entity Transaction, two (2) original executed counterparts of the A&R JV Agreement, by the OP (or at the election of the OP by a wholly-owned subsidiary thereof);
          (iv) Joinder Agreement. Two (2) original executed counterparts of the Joinder Agreement, executed by NHP and the OP;
          (v) Certificates. Certificates (the “Certificates”) representing the applicable Class A OP Units issued pursuant to Section 1.4(b) hereof; provided, however, that, notwithstanding the foregoing, Transferee may, at its election in its sole and absolute discretion, deliver the Certificates directly to PMB (on behalf of the applicable Class A OP Unit Recipients), outside of Escrow promptly following the Closing Date but no later than the fifth (5th) Business Day after such Closing Date; provided further, however, that to the extent that any such Certificates are not delivered on the Closing Date, the delivery of the Indemnity Pledge Agreements may be delayed until the day on which the delivery of the applicable Certificates has been made.
          (vi) Indemnity Pledge Agreements and Escrow Agreements. Two (2) original executed counterparts to each Indemnity Pledge Agreement and/or Indemnity Cash Escrow Agreement, by the OP;
          (vii) Proof of Authority. Such proof of NHP’s and the OP’s authority and authorization to enter into the Agreement and the transactions contemplated thereby, and such proof of the power and authority of the individual(s) executing or delivering any instruments, documents or certificates on behalf of NHP or the OP to act for and bind such parties as may be reasonably required by PMB and the PMB Member; and
          (viii) Other. Such other documents and instruments (including, without limitation, affidavits and any declaration of value forms or other documents customarily required or in accordance with applicable Laws), signed and properly acknowledged by Transferee, if appropriate, as may be reasonably and customarily required by PMB, the PMB Member, the Escrow Agent, or otherwise in order to effectuate the provisions of this Agreement and the Closing.
          (f) Deliveries by PMBRES and the Continuing Entity. Each of PMB and NHP shall cause PMBRES and the OP shall cause the Continuing Entity to execute and deliver two (2) fully executed originals or counterpart originals of an asset and property management agreement with respect to the Property in substantially the same form (and upon the same terms, including the stated term thereof) as the form attached to the Master Contribution Agreement as Exhibit “R” (the “Property Management Agreement”).
          (g) Review of Investor Documents. Notwithstanding anything to the contrary contained in this Agreement, if Transferee reasonably determines that any Investor Documents with respect to any person or entity are materially incomplete or inaccurate as of the Closing, (i) Transferee shall promptly notify PMB of the same and PMB will cooperate with Transferee to promptly cause the applicable Transferor Parties to complete and/or correct the same, and (ii) the OP shall have the right to delay the issuance of Class A OP Units and any Certificates to such person or entity (and delay its determination as to whether such person or entity is an Accredited Investor or otherwise impacted by the terms Section 1.4(b)(iii) hereof for a reasonable period, to the extent necessary to make such determination and issue any such Class A OP Units and Certificates) and the delivery of the applicable Indemnity Pledge Agreements may be delayed until the day on which the delivery of each of the applicable Certificates has been made.
          (h) Actions by Escrow Agent. The provisions of Section 7.4 of the Master Contribution Agreement shall be incorporated into this Agreement, but shall be deemed modified for purposes of this Agreement to reflect the transactions contemplated by this Agreement and the applicable parties hereto.
     1.11 Prorations.
          (a) Adjustments.
          (i) General. Rentals (including common area maintenance charges), revenues, and other income, if any, from the Property (including, without limitation, any property management fees, any and all fees or other compensation paid to the Partnership under any Service Contract, Lease or other agreement for the Property, whether paid monthly, upon contract execution or otherwise, as consideration for the Partnership or its agent entering into the applicable Service Contract, Lease or other agreement), taxes, assessments, ground rents, improvement bonds, service or other contract fees, utility costs, amounts due and payable under the “Loan Documents” (as defined in the Master Contribution Agreement) for the Property (to the extent that the Loan Obligations are not otherwise included in any other adjustment to the Contribution Value under this Agreement or otherwise allocated as herein provided), and other expenses affecting the Property that are received or due and payable, shall be prorated between the Partnership and the Continuing Entity as of the Closing Date based on a 365 day year. For purposes of calculating prorations, the Continuing Entity shall be deemed to be title holder of the Property, and therefore entitled to the income and responsible for the expenses, after 12:01 a.m. on the Closing Date. Delinquent rentals, if any, attributable to the Property as of the applicable Closing Date (including, without limitation, any monthly estimates of percentage rents, operating expenses and/or common area maintenance charges), shall not be prorated as of such Closing Date, but when paid to the Continuing Entity, Transferee shall cause the Continuing Entity to deliver such amounts to the Members (or to PMB on behalf of the Transferor Parties) in proportion to their respective Percentage Interest, less the costs and expenses incurred by the Continuing Entity in collecting the same (provided that all current rent has then been paid with respect to such Leases). After the Closing, neither the Partnership nor the Members nor any Transferor Party shall have any right to proceed in any manner or make any claim against Tenants of the Property for rents that were delinquent as of the Closing Date for the Property or for other matters relating to the Leases for the Property; provided, however, that PMBRES may proceed or make a claim against Tenants of the Property for such rents in accordance with the terms of the Property Management Agreement. As of the Closing Date, all non-delinquent real estate taxes or assessments with respect to the Property shall be prorated based on the actual current tax bill for the Property, but if such tax bill has not yet been received by the Partnership by the Closing Date or if supplemental taxes are assessed after the Closing for the period prior to the Closing the latest available tax bill will be used and the parties shall make any necessary adjustment after the Closing by either using the applicable “Estimated Post-Closing Adjustment Amount” (as hereinafter defined) (to the extent that a payment is owed to the Continuing Entity) or by cash payment to the party entitled thereto as soon as the final bills are available, so that the Partnership shall have borne all real property taxes, including all supplemental taxes, allocable to the period prior to the Closing (and its Members in proportion to their respective Percentage Interest) and the Continuing Entity shall bear all real property taxes, including all supplemental taxes, allocable to the period from and after the Closing. If any revenue or expenses attributable to the Property and allocable to the period prior to the Closing are discovered, billed or received (as the case may be) after the Closing (including, without limitation, as a result of any adjustments made after the Closing Date pursuant to any percentage rent or operating expense annual reconciliation provisions contained in any of the Leases for the Property), the Continuing Entity and the Members shall make any necessary adjustment after the applicable Closing by either using the applicable Estimated Post-Closing Adjustment Amount (to the extent that a payment is owed to the Continuing Entity) or by cash payment to the other party entitled thereto so that the Partnership shall have borne all expenses and received all revenue allocable to the period prior to the Closing (and its Members in proportion to their respective Percentage Interest) and the Continuing Entity shall bear all expenses and receive all revenue allocable to the period from and after the applicable Closing.
          (ii) Estimated Post-Closing Adjustment Amount Reserves. At the Closing, Transferee and PMB (on behalf of the Members) shall in good faith estimate the amount of post-Closing proration adjustments reasonably expected to occur with respect to the Property after the Closing (an “Estimated Post-Closing Adjustment Amount”), understanding that the Estimated Post-Closing Adjustment Amount is just an estimate and the parties are not bound by such Estimated Post-Closing Adjustment Amount. Transferee shall cause a reserve account held by the OP (on behalf of the Continuing Entity) to be established, which shall be funded with cash in an amount equal to fifty percent (50%) of the Estimated Post-Closing Adjustment Amount for the Property. Such reserve shall be funded at the Closing in cash by Transferee. The amount funded by Transferee (the “Proration Reserve Amount”) will reduce (and be treated as a credit against) the Contribution Value in accordance with Section 1.3(a) hereof. Following the Closing, as and when post-Closing proration adjustments are mutually agreed upon by the parties, the OP may disburse the cash in such reserve to the Continuing Entity (to the extent that such post-Closing adjustment amounts are owed to the Continuing Entity). To the extent that any cash remains in such reserve as of the first (1st) anniversary of the Closing Date, subject to the terms of Section 1.4(b)(ii) hereof, Transferee shall cause the OP to deliver such remaining funds to the Members in proportion to their respective Percentage Interest; provided, however, that any amounts owing to the PMB Member shall be disbursed to PMB (on behalf of the Transferor Parties). In the event that the reserve’s funds are insufficient to pay for the entirety of the post-Closing proration adjustments, the NHP Member and PMB (on behalf of the PMB Member) shall deliver such funds in proportion to their respective Percentage Interest to the Continuing Entity within thirty (30) days of receiving a request for the same from the OP. Nothing contained in this Section 1.11(a)(ii) shall in any way limit the obligations of the parties set forth in Section 1.11(a)(i) hereof.
          (iii) Proportionate Percentage Adjustments. Notwithstanding anything to the contrary contained herein, in the event of an Investment Entity Transaction, Transferee and the Continuing Entity shall only owe a “Proportionate Percentage” (as hereinafter defined) of any proration adjustment to be made after the Closing of the Investment Entity Transaction. As used herein, the term “Proportionate Percentage” shall mean, a percentage equal to the percentage of membership interests in the Continuing Entity held by the OP (or a subsidiary thereof) after the Closing. For example, if the Continuing Entity is owned 80% by the OP (or a subsidiary thereof) and 20% by the PMB Member (on behalf of the Continuing Partners), then Transferee and the Continuing Entity will only owe eighty percent (80%) of any proration adjustment to be made after the Closing of the Investment Entity Transaction. Regardless of the Proportionate Percentage, if any proration adjustments are owed by the NHP Member or the PMB Member under this Section 1.11(a), then the NHP Member and PMB (on behalf of the PMB Member) shall deliver one hundred percent (100%) of such amounts to the Continuing Entity in proportion to their respective Percentage Interest.
          (iv) Survival. The provisions of this Section 1.11(a) shall survive the Closing.
          (b) Closing Statements. Not less than five (5) Business Days prior to the Closing, Escrow Agent shall deliver to the parties for their review and approval a preliminary closing statement (the “Preliminary Closing Statement”) setting forth (i) the proration amounts allocable to the Partnership and the Continuing Entity, if applicable, pursuant to this Section 1.11, (ii) the applicable Closing Costs allocable to each of the parties pursuant to Section 1.11(c) hereof, and (iii) the breakdown of the Contribution Value payable in cash, Class A OP Units and Class B OP Units, or retained by the PMB Member (on behalf of the Continuing Partners in connection with an Investment Entity Transaction as per the terms of the Closing Notice). Based on each party’s comments, if any, regarding the Preliminary Closing Statement, Escrow Agent shall revise the Preliminary Closing Statement and deliver a final, signed version of a closing statement to Transferee, the NHP Member, PMB and the PMB Member for the Closing (the “Closing Statement”).
          (c) Closing Costs. Subject to the terms of Section 1.19(b) hereof, Transferee and the NHP Member, on the one hand, and PMB and the PMB Member, on the other hand, shall pay or cause to be paid its own costs and expenses arising in connection with the Closing (including, without limitation, its own attorneys’ and advisors’ fees, charges and disbursements), except the following costs (the “Closing Costs”), which shall be allocated at the Closing as follows:
          (i) any and all documentary transfer, stamp, filing, recording, conveyance, intangible, sales and other taxes related to the Contribution Transaction (“Reimbursable Transfer Taxes”), which shall be paid by the OP;
          (ii) all of Escrow Agent’s escrow fees and costs (fifty percent (50%) of which being referred to hereinafter as “Reimbursable Escrow Fees,” and together with the Reimbursable Transfer Taxes, the “Reimbursable Closing Costs”), which shall be paid by the OP;
          (iii) the cost of any surveys, appraisals, environmental, physical and financial audits and the costs of any other examinations, inspections or audits of the Property obtained by Transferee, which shall be paid by the OP;
          (iv) any and all assumption, prepayment or other fees, penalties or amounts due and payable in connection with the discharge and satisfaction or the assumption of any Loan Obligation, which shall be paid by the OP; and
          (v) any costs associated with any new financing, including any application and commitment fees or the costs of such new lender’s other requirements, which shall be paid by the OP.
     1.12 Representations and Warranties of the PMB Member and PMB. The PMB Member represents and warrants to and agrees with Transferee for itself only, and PMB represents and warrants to and agrees with Transferee as to itself and jointly and severally with the PMB Member, as of date of this Agreement and as of the Closing Date (unless otherwise specified herein) as follows:

          (a) No Conflicts. Other than any consent that may be required under the Loan Obligations, which shall be Transferee’s sole obligation to obtain, and the Required Interest Holder Consents, the execution and delivery of this Agreement by PMB and the PMB Member, the consummation of the transactions herein contemplated to be performed by PMB and the PMB Member, and compliance with the terms of this Agreement by PMB and the PMB Member will not conflict with, or, with or without notice or the passage of time or both, result in a breach of any of the terms or provisions of, or constitute a default under, (i) any indenture, deed of trust, mortgage, loan agreement, or other document, instrument or agreement, oral or written, to which PMB or the PMB Member is a party or by which PMB or the PMB Member or its assets are bound (excluding, however, any restrictions in the JV Agreement applicable to the PMB Member), or (ii) any applicable regulation of any governmental agency, or any judgment, order or decree of any court having jurisdiction over PMB or the PMB Member, except as would not, in the case of (i) or (ii), have a material adverse effect on the membership interest of the PMB Member in the Partnership.
          (b) Due Organization; Consents. Each of PMB and the PMB Member is a duly organized limited liability company, is validly existing and in good standing under the Laws of the State of California, with its principal place of business in the State of California and has never existed or operated under any other name. All requisite action has been taken by each of PMB and the PMB Member in connection with entering into this Agreement, and will be taken prior to the Closing in connection with, the execution and delivery of the instruments referenced herein and the consummation of the transactions contemplated hereby. Other than any consent that may be required under the Loan Obligations, which shall be Transferee’s sole obligation to obtain, and the Required Interest Holder Consents, no consent of any partner, shareholder, beneficiary, creditor, investor, judicial or administrative body, governmental authority or other party is required in connection with the execution by PMB or the PMB Member of this Agreement and/or the performance by PMB or the PMB Member of its obligations hereunder.
          (c) Authority; Validity of Agreements. Other than any consent that may be required under the Loan Obligations, which shall be Transferee’s sole obligation to obtain, and the Required Interest Holder Consents, (i) (A) with respect to a Property Interest Contribution, if applicable, the PMB Member has (or will have as of the Closing) full right, power and authority to transfer, contribute and convey its membership interests in the Partnership to the OP as provided in this Agreement and (B) with respect to an Investment Entity Transaction, if applicable, the PMB Member has (or will have as of the Closing) full right, power and authority to transfer, contribute and convey the Distributed Partnership Interests in the Partnership to the Distributed Interest Transferor Parties (so that they shall each have full right, power and authority to transfer, contribute and convey such Distributed Partnership Interests to the OP (or at the direction of the OP, to a wholly-owned subsidiary thereof)) and (ii) each of PMB and the PMB Member has full right, power and authority to carry out its obligations hereunder and to execute, deliver and perform, and enter into and consummate, all of the documents and transactions contemplated by this Agreement. The individual(s) executing this Agreement and the instruments referenced herein on behalf of PMB and the PMB Member have the legal power, right and actual authority to bind PMB and the PMB Member to the terms hereof and thereof. This Agreement is, and each of the Transaction Documents to which PMB or the PMB Member is a party shall be, duly authorized, executed and delivered by PMB and/or the PMB Member and shall be valid, binding and enforceable obligations of PMB and/or the PMB Member, as applicable.
          (d) Foreign Investment In Real Property Tax Act. The PMB Member is not a foreign person within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), or any comparable State statute in the State in which the Property is located.

          (e) No Defaults under JV Agreement. To the “knowledge” (as defined in (or to be defined pursuant to) Section 1.19(a) hereof) of PMB and the PMB Member, the PMB Member is not in material default of any of its duties, covenants or obligations under the JV Agreement.
          (f) Title to Partnership Interests. Subject to the distribution of any Distributed Partnership Interests to a Distributed Interest Transferor Party in connection with an Investment Entity Transaction, the PMB Member is the legal, record and beneficial owner of the membership interests in the Partnership held by the PMB Member and reflected in the JV Agreement, and has title thereto, free and clear of any liens, encumbrances, security agreements, equities, pledges, assessments, options, claims, charges, conditions or restrictions, other than any restrictions under the Act, any state securities laws or those created or evidenced by this Agreement, the JV Agreement or the Loan Obligations.
          (g) Private Placement. Each of the Class A OP Unit Recipients has a pre-existing business relationship with PMB. At the time of each Class A OP Unit Recipient’s investment in the PMB Member, PMB received representations from such Class A OP Unit Recipient that it was an Accredited Investor at the time of such investment in the PMB Member. To the knowledge of PMB, as of the date of this Agreement, there are no changes in facts or circumstances with respect to any Class A OP Unit Recipient that would make it no longer qualify as an Accredited Investor.
          (h) Not a Prohibited Person.
          (i) As used herein, the term “Prohibited Person” shall mean any of the following: (A) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”); (B) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (C) a person or entity that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac; (D) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC; or (E) a person or entity that is affiliated with any person or entity identified in clause (A), (B), (C) and/or (D) above.
          (ii) To the knowledge of PMB and the PMB Member, neither PMB nor the PMB Member is, and no Transferor Party or Continuing Partner will be, a Prohibited Person.
          (iii) To the knowledge of PMB and the PMB Member, neither PMB, the PMB Member nor any of its other investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Agreement is a Prohibited Person.
          (iv) The assets of the PMB Member that will transfer under this Agreement and/or any other document executed in connection with the transactions contemplated hereby are not the property of, and are not beneficially owned, directly or indirectly, by a Prohibited Person.
          (v) The assets of the PMB Member that will transfer to Transferee under this Agreement and/or any other document executed in connection with the transactions contemplated hereby are not the proceeds of specified unlawful activity as defined by 18 U.S.C. §1956(c)(7).
          (i) Taxes. All material business, occupation, sales, use and other similar taxes imposed with respect to the PMB Member which are due and payable have been paid in full, or will be paid in full by the PMB Member as and when such taxes become due and payable. The PMB Member has timely and properly filed (or timely requested extensions with respect to) all material federal, state, local and foreign tax returns, reports and forms for which it is or has been required to file and, all such returns, reports and forms are (or were at the time of their filing) true, correct and complete in all material respects.
          (j) Survival. All of the representations and warranties of PMB and the PMB Member set forth in this Agreement shall be true, correct and complete upon the date of this Agreement, shall be deemed to be repeated at and as of the Closing Date (except as otherwise disclosed in writing to Transferee) and shall survive the Closing of the Contribution Transaction for a period of one (1) year; provided, however, that the representations and warranties set forth in Sections 1.12(b), (c), (d), (g), (h) and (i) hereof shall survive the Closing for the period of the applicable statute of limitations.
     1.13 Representations and Warranties of Transferee and the NHP Member. Each of Transferee and the NHP Member represents and warrants to PMB and the PMB Member, as of the date of this Agreement and as of the Closing Date, as follows:
          (a) No Conflicts. Other than any consent that may be required under the Loan Obligations, which shall be Transferee’s sole obligation to obtain, the execution and delivery of this Agreement by Transferee and the NHP Member, the consummation of the transactions herein contemplated to be performed by Transferee and the NHP Member, and compliance with the terms of this Agreement by Transferee and the NHP Member will not conflict with, or, with or without notice or the passage of time or both, result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, deed of trust, mortgage, loan agreement, or other document, instrument or agreement, oral or written, to which Transferee or the NHP Member is a party or by which Transferee or the NHP Member is bound, or any applicable regulation of any governmental agency, or any judgment, order or decree of any court having jurisdiction over Transferee or the NHP Member.
          (b) Due Organization; Consents. NHP is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland, with its principal place of business in the State of California. The OP is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware, with its principal place of business in the State of California. The NHP Member is duly organized, validly existing and in good standing under the Laws of the State of its organization or formation, with its principal place of business in the State of California. All requisite action has been taken by Transferee and the NHP Member in connection with entering into this Agreement, and will be taken prior to the Closing in connection with, the execution and delivery of the instruments referenced herein and the consummation of the transactions contemplated hereby. Other than any consent that may be required under the Loan Obligations, which shall be Transferee’s sole obligation to obtain, no consent of any partner, shareholder, beneficiary, creditor, investor, judicial or administrative body, governmental authority or other party is required in connection with the execution by Transferee or the NHP Member of this Agreement and/or the performance by Transferee or the NHP Member of its obligations hereunder.
          (c) Authority; Validity of Agreements. Other than any consent that may be required under the Loan Obligations, which shall be Transferee’s sole obligation to obtain, (i) the NHP Member has (or will have as of the Closing) full right, power and authority to transfer, contribute and convey its membership interests in the Partnership to the OP as provided in this Agreement, (ii) Transferee has full right, power and authority to accept the membership interests in the Partnership from each Transferor Party and the NHP Member as provided in this Agreement (collectively, the “Acquired Partnership Interests”), and (iii) each of Transferee and the NHP Member has full right, power and authority to carry out its obligations hereunder and to execute, deliver and perform, and enter into and consummate, all of the documents and transactions contemplated by this Agreement to which it is a party. The individual(s)

executing this Agreement on behalf of Transferee and the NHP Member and the instruments referenced herein on behalf of Transferee and the NHP Member have the legal power, right and actual authority to bind Transferee and the NHP Member to the terms hereof and thereof. This Agreement is, and all other documents and instruments to be executed and delivered by Transferee and the NHP Member in connection herewith shall be, duly authorized, executed and delivered by Transferee and the NHP Member and shall be valid, binding and enforceable obligations of Transferee and the NHP Member.
          (d) Title to Partnership Interests. The NHP Member is the legal, record and beneficial owner of the membership interests in the Partnership held by the NHP Member and reflected in the JV Agreement, and has title thereto, free and clear of any liens, encumbrances, security agreements, equities, pledges, assessments, options, claims, charges, conditions or restrictions, other than any restrictions under the Act, any state securities laws or those created or evidenced by this Agreement, the JV Agreement or the Loan Obligations.
          (e) Common Stock and REIT Status. (i) NHP’s Common Stock is listed on the New York Stock Exchange, (ii) NHP has not received any notice from the New York Stock Exchange that NHP is not in compliance with the listing requirements for such Common Stock, and (iii) NHP has been organized and has operated in conformity with the requirements for qualification and taxation as a “real estate investment trust” under the Code, and has elected to be taxed as a “real estate investment trust” under Section 856 et seq. of the Code, in each case commencing with its taxable year ended December 31, 1985.
          (f) Accredited Investor. Transferee is an Accredited Investor and is able and accustomed to handling sophisticated financial matters for itself, particularly real estate investments, and understands that the Acquired Partnership Interests are speculative and illiquid.
          (g) Not A Public Offering. Transferee acknowledges that it is acquiring the Acquired Partnership Interests in a transaction not involving any public offering within the meaning of the Act. Transferee will acquire the Acquired Partnership Interests for its own account for investment only and not with a view to, or with any intention of, a distribution or resale thereof, in whole or in part, in violation of the Act or state securities or “blue sky” laws.
          (h) No Defaults under JV Agreement. To the knowledge of Transferee and the NHP Member, the NHP Member is not in material default of any of its duties, covenants or obligations under the JV Agreement.
          (i) Survival. All of the representations and warranties of Transferee and the NHP Member set forth in this Agreement shall be true, correct and complete upon the date of this Agreement, shall be deemed to be repeated at and as of the Closing Date (except as otherwise disclosed in writing to PMB or the PMB Member) and shall survive the Closing of the Contribution Transaction for a period of one (1) year; provided, however, that the representations and warranties set forth in Sections 1.13(b), (c), (e), (f) and (g) hereof shall survive the Closing of the Contribution Transaction for the period of the applicable statute of limitations.
     1.14 Additional Covenants of Transferee.
          (a) AS IS and Release.
          (i) Except for those express representations, warranties and covenants set forth in this Agreement or in the other Transaction Documents, Transferee covenants and agrees that the Acquired Partnership Interests and the indirect interests in the Property are being acquired by the OP (or at the direction of the OP, by a wholly-owned subsidiary thereof), “AS-IS” and “WITH ALL FAULTS”, and without any other representation, warranty or covenant, express or implied.
          (ii) WITHOUT LIMITING THE PROVISIONS OF SECTION 1.14(a)(i) HEREOF, ANY CLAIMS OR CAUSES OF ACTION AGAINST PMB, THE PMB MEMBER OR ANY AFFILIATE, MEMBER, PARTNER, AGENT, ADVISOR OR OTHER PERSON ACTING ON BEHALF OF ANY OF THEM, THAT MIGHT OR COULD BE BASED IN WHOLE OR IN PART ON ANY IMPLIED WARRANTY OR ON ANY VIOLATION OF, OR ARISING WITH RESPECT TO, ANY FEDERAL, STATE OR LOCAL STATUTE, ORDINANCE, RULE OR REGULATION, OR BY VIRTUE OF ANY SUCH PARTY’S STATUS OR POSITION AS CONSTITUENT PARTNER OR MEMBER OF THE OWNER OR GROUND LESSEE OF THE PROPERTY, ARE HEREBY EXPRESSLY WAIVED AND RELEASED BY TRANSFEREE, EXCEPT SOLELY TO THE EXTENT, IF ANY, OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS. WITHOUT LIMITING THE FOREGOING, AND SUBJECT ONLY TO THE EXPRESS PROVISIONS OF THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, TRANSFEREE HEREBY WAIVES ANY OTHER RIGHTS, INCLUDING RIGHTS OF SUBROGATION AND CONTRIBUTION, THAT TRANSFEREE MIGHT HAVE AGAINST PMB, THE PMB MEMBER OR ANY AFFILIATE OF ANY OF THEM (EXCLUDING FROM SUCH WAIVER ONLY ANY RIGHTS WHICH TRANSFEREE MIGHT HAVE PURSUANT TO THE EXPRESS PROVISIONS OF THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS). WITH RESPECT TO ANY WAIVER OF CLAIMS OR RIGHTS AND ANY RELEASES SET FORTH IN THIS SECTION 1.14(a), TRANSFEREE HEREBY EXPRESSLY WAIVES ALL RIGHTS UNDER CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES THAT:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
TRANSFEREE EXPRESSLY CONFIRMS THAT TRANSFEREE WAS REPRESENTED AND ADVISED BY COUNSEL REGARDING THE MEANING AND EFFECT OF THE WAIVERS AND RELEASES CONTAINED IN THIS SECTION 1.14(a), AND HEREBY DECLARES THAT SUCH WAIVERS AND RELEASES WERE GIVEN FREELY AND WITH FULL UNDERSTANDING OF THE CONSEQUENCES THEREOF.
Transferee’s Initials:
NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED IN THIS SECTION 1.14(a) SHALL RELIEVE PMB OR THE PMB MEMBER FROM LIABILITY FOR: (I) BREACH OF ITS EXPRESS REPRESENTATIONS, WARRANTIES AND INDEMNITIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS, INCLUDING, WITHOUT LIMITATION IN SECTIONS 1.14(b)(vi) and 1.18(b) HEREOF, SUBJECT, HOWEVER TO THE SURVIVAL AND OTHER LIMITATIONS ON SUCH LIABILITY AS SET FORTH IN THIS AGREEMENT (INCLUDING SECTION 1.12(j) HEREOF) OR IN THE OTHER TRANSACTION DOCUMENTS; OR (II) ANY FRAUD OR WILLFUL MISCONDUCT OF PMB OR THE PMB

MEMBER. THE TERMS AND PROVISIONS OF THIS SECTION 1.14(a) SHALL SURVIVE THE CLOSING.
          (b) Private Placement Memorandum.
          (i) Current PPM. Pursuant to the Master Contribution Agreement, NHP prepared the “PPM” (as defined in the Master Contribution Agreement) (as the same may be amended, supplemented, updated and/or replaced from time to time, including, without limitation, pursuant to a “PPM Update” (as hereinafter defined), the “Current PPM”) relating to the offering of Class A OP Units in connection with the transactions contemplated by the Master Contribution Agreement or such other transactions contemplated thereby, by the Pipeline Agreement or other agreements between Transferee or affiliates of the Transferee, on the one hand, and PMB or affiliates of PMB, on the other hand (collectively, the “NHP/PMB Transactions”). PMB and the PMB Member shall deliver the then Current PPM to the Transferor Parties prior to delivery of the applicable Closing Notice.
          (ii) PPM Update. In connection with the transactions contemplated by this Agreement, Transferee may elect to prepare amendments, supplements, updates and/or replacements to the Current PPM (in each instance, a “PPM Update”), and deliver the same to PMB for delivery to the Transferor Parties. In connection therewith, PMB and the PMB Member shall notify Transferee if it anticipates delivering a Closing Notice (or a new Closing Notice following delivery of a Rescission Notice) within the next sixty (60) days (herein, an “Anticipated Closing Notice”). If Transferee prepares a PPM Update as provided herein, then PMB and the PMB Member shall promptly deliver the PPM Update to the Transferor Parties. In the event that Transferee elects to prepare a PPM Update less than fifteen (15) days prior to the scheduled Closing Date, then the Closing shall be delayed until the 15th day following PMB’s receipt of such PPM Update in order to provide PMB with sufficient time to (A) deliver such PPM Update to the Transferor Parties, (B) obtain the Required Interest Holder Consents from each of the Transferor Parties, (C) prepare and deliver the Closing Notice (or prepare and redeliver a new Closing Notice in order to update or modify any information set forth in the previously delivered Closing Notice based upon any changed election or information with respect to any Transferor Party following such Transferor Party’s receipt of such PPM Update) and (D) obtain and deliver to the OP those Investor Documents specified in Section 1.9(a)(v), or, in the case of any of the items in clauses (B) through (D), update the same based upon any changed election or information with respect to any Transferor Party following such Transferor Party’s receipt of such PPM Update.
          (iii) Provision of Information by PMB for PPM Update. If Transferee elects to prepare a PPM Update, then PMB shall promptly, but in any event within five (5) Business Days after a request from Transferee, furnish (or cause to be furnished) to Transferee, for inclusion in such PPM Update, (A) all information required by Exhibit “Z” attached to the Master Contribution Agreement for the Property and any other properties described in the then Current PPM (including any such PPM Update) that may be acquired in the future in any NHP/PMB Transactions (the Property and such other future properties being referred to herein, collectively, as the “PMB Properties”), and (B) the “Property Financial Statements” (as defined in the Master Contribution Agreement) for the PMB Properties for the most recently completed fiscal quarter.
          (iv) Accuracy of Information. PMB hereby represents and warrants that (i) the information to be provided pursuant to Section 1.14(b)(iii)(A) hereof will not contain any untrue statement of a material fact or omit any of the information required by Exhibit “Z” to the Master Contribution Agreement, or any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (B) the Property Financial Statements with respect to the PMB Properties that it will provide for inclusion in the PPM Update pursuant to Section 1.14(b)(iii)(B) hereof will fairly present, in all material respects, the financial position of the PMB Properties as of the date of such Property Financial Statements, and the results of operations, if applicable, of the PMB Properties for the periods indicated therein, subject, in the case of Property Financial Statements relating to any quarterly period, to normal year-end adjustments.
          (v) Notice of Inaccuracies. If, at any time prior to the Closing, PMB has knowledge of any fact or circumstance that would make any representation or warranty in Section 1.14(b)(iv) hereof untrue, then PMB shall promptly inform Transferee and provide Transferee with the information necessary to prepare an appropriate PPM Update with respect thereto.
          (vi) Liability and Indemnification.
          (A) This Section 1.14(b)(vi) shall constitute PMB and their affiliates’ sole liability and shall constitute Transferee’s and its affiliates’ sole recourse for any breach of this Section 1.14(b) by PMB or any of its affiliates. For the avoidance of doubt, none of PMB or any of its affiliates shall have any liability under this Section 1.14(b) unless there is a “Claim” (as hereinafter defined) by a Transferor Party based on a misstatement in or omission from the Current PPM as a result of an inaccuracy of a representation or warranty of PMB set forth in Section 1.14(b)(iv) hereof or a breach by PMB of any of its obligations under this Section 1.14(b), and any such liability shall be limited to the specific scope of the indemnity provided in Section 1.14(b)(vi)(B) hereof.
          (B) PMB will indemnify, and hold Transferee harmless from and against all Claims incurred by Transferee to a Transferor Party as a result of a misstatement of material fact contained in the Current PPM or omission of a material fact from the Current PPM that is (A) required by Exhibit “Z” attached to the Master Contribution Agreement with respect to the PMB Properties or (B) necessary in order to make the statements therein, under the circumstances under which they are made, not misleading, but only to the extent that such information was included in, or omitted from the Current PPM, as a result of an inaccuracy in a representation or warranty of PMB made in Section 1.14(b)(iv) hereof or a breach by PMB of its obligations under this Section 1.14(b); provided, however, that PMB will not be liable in any such case if Transferee has knowledge of any misstatement in or omission from the Current PPM, and Transferee failed to deliver an amendment, supplement, update and/or replacement to the Current PPM correcting such misstatement or omission. In the event that Transferee incurs any Claims to a Transferor Party other than pursuant to a binding judgment of a court of competent jurisdiction, such Claims may not be used to establish whether any alleged misstatement of material fact or omission to state a material fact actually existed or if it existed, whether it resulted from an inaccuracy in a representation or warranty of PMB in Section 1.14(b)(iv) hereof or a breach by PMB of this Section 1.14(b), such facts to be separately established by Transferee in any dispute between the parties relating thereto.
     1.15 Risk of Loss. The provisions of Section 11 of the Master Contribution Agreement shall be incorporated into this Agreement, except that all references therein to (a) “each Property” shall mean the Property, (b) “NHP” shall mean Transferee, (c) “Transferor” shall mean the Partnership, (d) “Property

Owning Entity” shall mean the Continuing Entity, and (e) “Total Property Value” shall mean the sum of the Contribution Value and the outstanding balance of the Loan Obligations.
     1.16 Defaults and Remedies.
          (a) Default by Transferee or NHP Member. IN THE EVENT THAT THE ESCROW AND THE CONTRIBUTION TRANSACTION CONTEMPLATED HEREBY FAIL TO CLOSE AS A RESULT OF THE DEFAULT OF TRANSFEREE OR THE NHP MEMBER IN THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT, TRANSFEREE, THE NHP MEMBER, PMB AND THE PMB MEMBER AGREE THAT PMB AND THE PMB MEMBER’S ACTUAL DAMAGES WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO FIX. SUBJECT TO SECTION 1.16(b) HEREOF, THE PARTIES THEREFORE AGREE THAT IN THE EVENT THAT THE ESCROW AND THE CONTRIBUTION TRANSACTION CONTEMPLATED HEREBY FAIL TO CLOSE AS A RESULT OF THE DEFAULT OF TRANSFEREE OR THE NHP MEMBER IN THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER, THEN, AS PMB’S AND THE PMB MEMBER’S SOLE AND EXCLUSIVE REMEDY, TRANSFEREE AND/OR THE NHP MEMBER SHALL PAY TO THE PMB MEMBER (FOR THE BENEFIT OF PMB AND THE PMB MEMBER) LIQUIDATED DAMAGES IN THE AMOUNT OF FIVE PERCENT (5%) OF THE SUM OF THE CONTRIBUTION VALUE AND THE OUTSTANDING BALANCE OF THE LOAN OBLIGATIONS (THE “LIQUIDATED DAMAGES AMOUNT”). IN THE EVENT THAT THE ESCROW AND THE CONTRIBUTION TRANSACTION CONTEMPLATED HEREBY FAIL TO CLOSE AS A RESULT OF TRANSFEREE’S OR THE NHP MEMBER’S DEFAULT, THEN (A) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO AND THE ESCROW CREATED HEREBY SHALL TERMINATE, (B) ESCROW AGENT SHALL, AND IS HEREBY AUTHORIZED AND INSTRUCTED TO, RETURN PROMPTLY ALL DOCUMENTS AND INSTRUMENTS WITH RESPECT TO THE CONTRIBUTION TRANSACTION TO THE PARTIES WHO DEPOSITED THE SAME, (C) TRANSFEREE AND/OR THE NHP MEMBER SHALL DELIVER THE LIQUIDATED DAMAGES AMOUNT TO THE PMB MEMBER (FOR THE BENEFIT OF PMB AND THE PMB MEMBER), AND THE SAME SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES, AND (D) ALL RELATED ESCROW CANCELLATION CHARGES, IF ANY, SHALL BE CHARGED TO TRANSFEREE OR THE NHP MEMBER, AS APPLICABLE.
          FOR PURPOSES OF THIS SECTION 1.16(a), A BREACH UNDER THIS AGREEMENT BY TRANSFEREE OR THE NHP MEMBER SHALL RESULT IN DEFAULT UNDER THIS AGREEMENT BY TRANSFEREE AND THE NHP MEMBER ONLY AFTER WRITTEN NOTICE OF THE BREACH IS GIVEN TO TRANSFEREE AND THE NHP MEMBER AND ONLY IF SUCH BREACH IS NOT CURED WITHIN FIVE (5) BUSINESS DAYS THEREAFTER.
          PMB, THE PMB MEMBER, TRANSFEREE AND THE NHP MEMBER EACH ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS THE PROVISIONS OF THIS SECTION 1.16(a), AND BY ITS INITIALS IMMEDIATELY BELOW AGREES TO BE BOUND BY ITS TERMS.

Transferee’s Initials	PMB’s Initials	PMB Member’s Initials

NHP Member’s Initials

          (b) Default by PMB or the PMB Member. In the event that the Closing of the Contribution Transaction contemplated by this Agreement does not occur by reason of any default by PMB or the PMB Member of its obligations under this Agreement, then Transferee and the NHP Member shall be entitled, as its sole and exclusive remedy, to either (i) terminate this Agreement by written notice to PMB, the PMB Member and Escrow Agent, in which event Escrow Agent shall return all documents, instruments and funds delivered into Escrow with respect to the Contribution Transaction to the party that delivered the same into Escrow, and no party (or its affiliates) shall have any further rights or obligations hereunder with respect to consummating the Contribution Transaction contemplated hereby, other than pursuant to any provision hereof which expressly survives the termination of this Agreement, in which case PMB and/or the PMB Member shall be obligated to pay any cancellation charges to Escrow Agent and/or Assumption Costs, subject to a cap of $250,000, or (ii) treat this Agreement as being in full force and effect and pursue an action for specific performance of this Agreement, provided that Transferee or the NHP Member must commence any action for specific performance within sixty (60) days after the scheduled Closing Date. Transferee and the NHP Member expressly waive any right to recover any and all consequential damages, punitive damages and exemplary damages, and any other damages which would be predicated in whole or in part upon loss of bargain, opportunity lost, or any loss of anticipated benefits incurred by Transferee or the NHP Member.
          (c) Notwithstanding anything contained herein to the contrary, no party shall be deemed in default or breach under this Agreement unless written notice of such breach or default has been given to such party by the party(ies) asserting such breach or default, and such party alleged to be in breach or default fails to cure such breach or default within five (5) Business Days after its receipt of such notice.
     1.17 Broker. The provisions of Section 13 of the Master Contribution Agreement shall be incorporated into this Agreement, but shall be deemed modified for purposes of this Agreement to reflect the transactions contemplated by this Agreement and the applicable parties hereto.
     1.18 Indemnification.
          (a) By Transferee and the NHP Member. Each of Transferee and the NHP Member, jointly and severally, hereby agrees to indemnify, protect, defend and hold PMB and the PMB Member harmless from and against any claim, demand, obligation, loss, cost, damage, liability, judgment or expense (including, without limitation, reasonable attorneys’ fees, charges and disbursements) (collectively, “Claims” and individually, a “Claim”) arising out of or in connection with (i) the breach of any of Transferee’s and/or the NHP Member’s representations or warranties set forth herein (subject to the survival limitations set forth in Section 1.13(i) hereof), or (ii) the breach of any of Transferee’s and/or the NHP Member’s covenants or agreements set forth herein.
          (b) By PMB and the PMB Member. The PMB Member, individually and not jointly with PMB, and PMB for itself and jointly and severally with the PMB Member, hereby agrees to indemnify, protect, defend and hold Transferee and the NHP Member harmless from and against any Claims arising out of or in connection with (i) the breach of PMB’s or the PMB Member’s representations or warranties set forth herein (subject to the survival limitations set forth in Section 1.12(j) hereof), (ii) the breach of any of PMB’s or the PMB Member’s covenants or agreements set forth herein, (iii) the failure to pay any amounts that PMB is obligated to pay or reimburse Transferee or its affiliates for hereunder (including, without limitation, pursuant to Section 1.14(b)(vi)), (iv) any fraud or willful misconduct by PMB or the PMB Member, or (v) any Claims made by any Outside Investors or any other investors, partners, members or direct or indirect constituents of the PMB Member that such entities suffered losses due to the breach of any fiduciary or other duties or obligations owed by PMB, the PMB Member or any of their affiliates, to such persons in connection with the transactions contemplated by this

Agreement or any other Transaction Document, or due to any allocation of the PMB Member’s Contribution Value Amount (collectively, “Investor Claims”). Notwithstanding anything to the contrary contained herein, or in any Indemnity Pledge Agreement and/or Indemnity Cash Escrow Agreement, if Transferee shall seek or be entitled to indemnification or any other action with respect to any Claim against the PMB Member, then Transferee agrees to proceed against all Transferor Parties pursuant to the applicable Indemnity Pledge Agreements and/or the applicable Indemnity Cash Escrow Agreement delivered by such Transferor Parties, or the Transferor Parties and PMB, as applicable, solely in proportion to each such Transferor Party’s Allocable Share of the applicable Secured Amount.
          (c) Interpretation. Notwithstanding anything to the contrary contained herein, no party shall be entitled to any recovery of damages pursuant to this Section 1.18 to the extent that the party seeking indemnification hereunder had knowledge as of the Closing of the matter that gives rise to the Claims, including, without limitation, the breach by any party of any of its representations, warranties, covenants or agreements set forth in this Agreement that give rise to such Claims. In addition, and notwithstanding anything to the contrary contained herein, the indemnification provisions of this Section 1.18 shall be the sole remedy of an indemnified party and shall be in lieu of any other remedy available to any indemnified party, whether at law or in equity, arising out of or in connection with Claim for which an indemnified party is entitled to indemnification hereunder, including, without limitation, on account of any breach by any party of any of its representations, warranties, covenants or agreements set forth in this Agreement that give rise to such Claims.
          (d) Limitations on Indemnity. Notwithstanding anything to the contrary in this Agreement (other than with respect to Transferee’s Claims arising from (i) PMB’s or the PMB Member’s fraud or willful misconduct, (ii) any Investor Claims, (iii) the indemnity set forth in Section 11.14(b)(vi) hereof, (iv) the exercise of any Claim under the JV Agreement, or (v) the exercise of any Claim under the Pipeline Agreement (or any other documents or agreements executed in connection therewith) with respect to any other property (other than the Property), with respect to items (i) through (v) above the parties hereby agree that the limitations set forth in this sentence shall not apply), Transferee shall not seek, or be entitled to, indemnification or any other action, whether in law or in equity, for a breach of any express representation, warranty, covenant or obligation of PMB or the PMB Member under this Agreement or under any other Transaction Document (A) to the extent the aggregate Claims for damages or losses for which indemnification is sought pursuant to this Section 1.18 or any other claim for breach of any other express representation, warranty, covenant or obligation of PMB or the PMB Member under this Agreement or under any other Transaction Document is less than the applicable “Threshold” (as hereinafter defined) or (ii) to the extent the aggregate Claims for all such damages or losses exceed an amount equal to the “Cap” (as hereinafter defined). As used herein, the term “Threshold” shall mean with respect to PMB and the PMB Member, the sum of $50,000.00. As used herein, the term “Cap” shall mean with respect to PMB and the PMB Member, an amount equal to three percent (3%) of the sum of the PMB Member’s Contribution Value Amount and the PMB Member’s Percentage Interest of the outstanding balance of the Loan Obligations. In calculating the amount of any damages payable to Transferee hereunder, the amount of the damages (A) shall not be duplicative of any other award for any indemnification claim or other claim for breach of any express representation, warranty, covenant or obligation of PMB or the PMB Member under this Agreement or any other Transaction Document, and (B) shall be computed net of any amounts actually recovered by Transferee under any insurance policy with respect to such damages. Notwithstanding anything to the contrary herein, no party hereto shall seek, or be entitled to indemnification or any other action, and each of the party’s hereby expressly waive any right to recover, any and all consequential damages, punitive damages and exemplary damages, and any other damages which would be predicated in whole or in part upon loss of bargain, opportunity lost, or any loss of anticipated benefits incurred by such party by reason of a breach of any representation, warranty, covenant or obligation of any other party under this Agreement or any other Transaction Document.

          (e) Further Assurances. Each party shall do, execute and deliver, or shall cause to be done, executed and delivered, all such further acts and instruments which the other party may reasonably request in order to more fully effectuate the indemnifications provided for in this Agreement.
          (f) Survival. The provisions of this Section 1.18 shall survive the Closing; provided, however, that in addition to the terms of Section 1.12(j) hereof, all or any Claims for indemnification made directly and independently by Transferee (and not as a result of any third party Claims) must be made (by Transferee delivering written notice thereof to PMB and the PMB Member), if at all, on or before the second (2nd) anniversary of the Closing Date.
     1.19 Miscellaneous.
          (a) Generally. The provisions of Section 15, Sections 16.1 through 16.4, inclusive, and Sections 16.6 through 16.24, inclusive, of the Master Contribution Agreement shall be incorporated into this Agreement, but shall be deemed modified for purposes of this Agreement to reflect the transactions contemplated by this Agreement and the applicable parties hereto. In addition, for purposes of this Agreement the definition of “knowledge” parties set forth in Section 16.20 of the Master Contribution Agreement (and any corollary provisions relating thereto) as used in this Agreement shall be deemed modified to reflect the then current executive officers of NHP and PMB, and to the extent applicable any additional state specific requirements (i.e., consistent with those set forth in Sections 16.21 through 16.23 of the Master Contribution Agreements) shall be incorporated into this Agreement.
          (b) PMB Legal Fees and Other Costs. Subject to the provision for payment of Closing Costs in accordance with the terms of Section 1.11(c) hereof and any other provision of this Agreement or other Transaction Documents to the contrary, whether or not the transactions contemplated by this Agreement shall be consummated, all fees and expenses incurred by any party hereto in connection with this Agreement and the other Transaction Documents shall be borne by such party. Notwithstanding the foregoing, PMB and the PMB Member, in their sole and absolute discretion, may direct Transferee to pay on behalf of PMB and/or the PMB Member all or any portion of such party’s third party legal fees and other third party expenses actually incurred in connection with (i) the negotiation and preparation of this Agreement, the other Transaction Documents, (ii) the performance of such party’s obligations and covenants contemplated by any of the foregoing, and (iii) the costs of all certificates, instruments, documents and other items required to be delivered or caused to be delivered by such party in connection with the transactions contemplated by any of the foregoing (collectively, the “Legal Fees and Costs”), by delivering written notice to Transferee and Escrow Agent not less than four (4) Business Days prior to the applicable Closing of its election to cause the OP to pay such amount (each a “Legal Fees and Costs Notice”). The exact amount of Legal Fees and Costs that PMB and/or the PMB Member has elected to cause Transferee to pay or reimburse at Closing shall be set forth in the final Closing Statement approved by the parties prior to the Closing. Transferee shall pay such Legal Fees and Costs at the Closing (the “Reimbursable Legal Fees and Costs Amount”) as directed in the Closing Statement and the PMB Member’s Contribution Value Amount shall be reduced by the amount of such payments pursuant to the terms of Section 1.3(b) hereof.
     1.20 Additional Tax Matters Regarding Partnership.
          (a) The NHP Member and PMB Member acknowledge and agree that the Partnership will terminate as a partnership for tax purposes upon the Closing and, that as a result, (i) the taxable year of the Partnership shall end at the end of the day on which such Closing occurs for federal and state income tax purposes and (ii) the accounting and financial books of the Partnership shall be closed at the end of the day on which such Closing occurs. All items of income, gain, loss and deduction of the Partnership for the taxable year of the Partnership that ends at the end of the day on which such

Closing occurs shall be allocated to such period using a “closing of the books” method. In the case of any taxes owed by the Partnership that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the day such Closing occurs, the portion of such tax which relates to the portion of such taxable period ending on the day such Closing occurs shall (A) in the case of any taxes other than taxes based upon or related to income or receipts, be deemed to be the amount of such tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending at the end of the day on which such Closing occurs and the denominator of which is the number of days in the entire taxable period, and (B) in the case of any tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended at the end of the day on which such Closing occurs. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the prior practices of the Partnership and all tax returns of the Partnership shall be prepared in a manner consistent with the prior practices of the Partnership.
          (b) Following such Closing, the PMB Member will coordinate and facilitate the preparation of drafts of the final tax returns for the Partnership through the Partnership’s accountants. The PMB Member shall provide such draft returns to the NHP Member for its review and approval and shall do so such that the NHP Member has a minimum of thirty (30) days to review the same prior to the deadline for filing such returns. Upon the NHP Member’s approval of the draft returns, the PMB Member shall cause the same to be properly filed with the applicable local, state and federal authorities. The PMB Member shall also coordinate and facilitate the preparation of a final tax basis balance sheet and the detail of all of the tax basis fixed assets by the Partnership’s accountants, and shall provide the same in electronic form to the NHP Member concurrently with providing the draft returns. All fees payable to the Partnership’s accountants in connection with services rendered pursuant to this Section 1.20 and all filing fees and other costs payable to third parties incurred pursuant to this Section 1.20 shall be paid by the Members in proportion to their respective Percentage Interest. The NHP Member shall promptly reimburse the PMB Member for, or pay directly, its Percentage Interest of all such fees, filing fees and other costs in connection with the foregoing promptly upon receipt of an invoice therefor.
          (c) The provisions of this Section 1.20 shall survive the Closing.

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